Exhibit (a)(1)(A)

FIFTH THIRD BANCORP

Offer to Exchange
Shares of Common Stock
and Cash
for
Depositary Shares
Each Representing a 1/250th Interest in a Share of
8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G
(CUSIP No. 316773209)

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 17, 2009, UNLESS THE OFFER IS EXTENDED BY US (SUCH DATE AND TIME, AS THE OFFER MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY NOT BE WITHDRAWN AFTER THE DEPOSITARY SHARES HAVE BEEN ACCEPTED FOR EXCHANGE.

We are offering to exchange 2,158.8272 shares of our common stock, no par value, and $7,500 in cash for each set of 250 validly tendered and accepted depositary shares (“Depositary Shares”), each representing a 1/250th ownership interest in a share of 8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G, no par value, $25,000 liquidation preference per share, or the “Series G Preferred Stock,” of Fifth Third Bancorp, deposited with Wilmington Trust Company, as depositary.  Depositary Shares must be tendered in integral multiples of 250.  As of May 20, 2009, there were 11,075,000 Depositary Shares representing the 44,300 shares of Series G Preferred Stock outstanding.

The number of shares of common stock to be exchanged for each set of 250 Depositary Shares is fixed.  The offer will not be subject to proration.

The exchange offer will expire at 5:00 p.m., New York City time, on June 17, 2009, unless extended or earlier terminated by us.  You may withdraw Depositary Shares that you tender at any time before the exchange offer expires. In addition, you may withdraw any tendered Depositary Shares if we have not accepted them for payment within 40 business days from May 20, 2009, the date of the commencement of the exchange offer.

The exchange offer is subject to the conditions described in “The Exchange Offer—Conditions to the Exchange Offer.”  We reserve the right to extend or terminate the exchange offer if any condition of the exchange offer is not satisfied and otherwise to amend the exchange offer in any respect.

The Depositary Shares are listed on the NASDAQ Global Select Market under the symbol “FITBP.”  Our common stock is listed on the NASDAQ Global Select Market under the symbol “FITB.” On May 18, 2009, the last reported sale price of our Depositary Shares was $91.69 per share and of our common stock was $7.99 per share. We will submit a supplemental listing application to the NASDAQ Global Select Market requesting that the shares of our common stock to be issued in the exchange offer be approved for listing on the NASDAQ Global Select Market

We urge you to carefully read the “Risk Factors” section beginning on page 19 before you make any decision regarding the exchange offer.

You must make your own decision whether to tender any Depositary Shares in the exchange offer and, if so, the number of Depositary Shares to tender. We do not make any recommendation as to whether or not holders of outstanding Depositary Shares should tender their Depositary Shares for exchange in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in this exchange offer, or determined if this Offer to Exchange is truthful or complete.  Any representation to the contrary is a criminal offense.

THE DATE OF THIS OFFER TO EXCHANGE IS MAY 20, 2009.

TABLE OF CONTENTS

SUMMARY

This summary highlights selected information contained or incorporated by reference in this Offer to Exchange. It likely does not contain all of the information that may be important to you or that you should consider when making a decision regarding the exchange offer. You should carefully read this entire Offer to Exchange, including “Risk Factors” beginning on page 19 and the section entitled “Forward-Looking Statements” beginning on page 83 and the information we have incorporated by reference before making a decision to participate in the exchange offer.

Fifth Third Bancorp

Fifth Third Bancorp (“Fifth Third” or the “Company”) is an Ohio corporation and a diversified financial services company headquartered in Cincinnati, Ohio. At March 31, 2009, Fifth Third operated 16 affiliates with 1,311 full-service Banking Centers including 95 Bank Mart® locations open seven days a week inside select grocery stores and 2,354 ATMs in the Midwestern and Southeastern regions of the United States. Fifth Third reports on five business segments: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. All references to “we,” “us” and “our” contained in this document refer to Fifth Third.

At March 31, 2009, Fifth Third had consolidated total assets of approximately $119 billion, consolidated total deposits of approximately $80 billion and consolidated shareholders’ equity of approximately $12 billion.

Fifth Third’s principal executive office is: Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, telephone number: (800) 972-3030.

Recent Developments

Market Developments and Economic Conditions.

In recent periods, United States and global markets have experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a marked negative impact on the industry.  These developments and conditions have also negatively impacted the financial position and results of operations of Fifth Third.

The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have also been working to design and implement programs to improve general economic conditions.  Notwithstanding the actions of the United States and other governments, there can be no assurances that these efforts will be successful in restoring industry, economic or market conditions and that they will not result in adverse unintended consequences.  Factors that could continue to pressure financial services companies, including Fifth Third, are numerous and include (1) continued or worsening credit quality, (2) continued or worsening disruption and volatility in financial markets, (3) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system and (4) recessionary conditions that are deeper or last longer than currently anticipated, whether nationally or within all or a portion of Fifth Third’s geographic footprint.

Supervisory Capital Assessment Program

On February 10, 2009, U.S. Department of the Treasury ( “Treasury”) announced a new financial stability plan (the “Financial Stability Plan”), which builds upon existing programs and earmarks the second $350 billion of unused funds originally authorized under the Emergency Economic Stabilization Act of 2008 (“EESA”). Pursuant to the Financial Stability Plan’s new Capital Assistance Program (the “CAP”), Fifth Third, along with the other domestic bank holding companies with more than $100 billion of assets at December 31, 2008, was subject to a forward-looking stress test called the Supervisory Capital Assessment Program (the “SCAP”). The SCAP exam evaluated the projected level and quality of each institution’s capital during specified economic scenarios through the end of 2010, which included a baseline scenario, reflecting a consensus estimate of private-sector forecasters, and a more adverse scenario, reflecting an economic situation more severe than is generally anticipated.  The process and methodologies used by the federal banking supervisory agencies under the SCAP are described in a white paper released by the Federal Reserve on April 24, 2009 and available on its website at www.federalreserve.gov.

The U.S. financial and regulatory authorities publicly announced the results of the SCAP examinations for the 19 domestic bank holding companies subject to the exam on May 7, 2009.  Also on May 7, 2009, Fifth Third publicly announced specific information related to its SCAP results.   The SCAP results indicated that under the more adverse scenario, Fifth Third would need to improve its Tier 1 common equity by an increase of $1.1 billion.

Institutions subject to the SCAP that require additional capital, or that need to improve the quality of their capital, must agree to augment their capital.  Fifth Third has until November 9, 2009, to raise the capital from private sources or take an investment from the Treasury under the CAP in mandatorily convertible preferred stock.  Fifth Third currently believes that there are a number of other options available to it that could generate substantial amounts of Tier 1 common equity, summarized below, which may reduce or even eliminate any capital required to be issued under the CAP program.  If Fifth Third does not satisfy all of the SCAP capital requirements through private sources, it anticipates issuing CAP shares within six months, subject to potential shareholder approval if the amount of common stock issued upon exercise of the CAP shares or exercise of the warrants would equal or exceed 20 percent or more of the common stock outstanding.

In addition to this exchange offer, Fifth Third is evaluating other options to increase its Tier 1 common equity including exchanging or repurchasing certain securities issued by Fifth Third or its affiliates, issuing additional equity, or the potential sale of certain non-strategic assets, including available for sale securities held in a gain position, or any combination of these options. The determination of whether to pursue such transactions will be made based upon market conditions, the price of the securities issued or redeemed, the amount of such securities that may be redeemed for a price acceptable to Fifth Third and to the holders of such securities, and other factors including the cost and dilution of such actions compared with the cost and dilution associated with the issuance of CAP shares and the terms associated with participation in the program.

Most forms of Tier 1 common-qualifying capital that Fifth Third may generate, including through the issuance of the CAP shares, would generate additional Tier 1 capital as well. As Fifth Third expects that its Tier 1 ratio would be substantially in excess of the “well-capitalized” minimum of 6 percent, as well as in excess of its target range of 8 to 9 percent, even without the inclusion of any new Tier 1 common-qualifying capital (including CAP shares), and even under the more adverse scenario, it would expect to use the proceeds to repay a portion of the preferred stock issued to Treasury on December 31, 2008 under the Capital Purchase Program.  This repurchase would be subject to approval by the Fifth Third’s primary federal banking agency.

Capital Purchase Program

On December 31, 2008, as part of the Capital Purchase Program established by the Treasury under the EESA, Fifth Third entered into a Purchase Agreement with Treasury dated December 31, 2008 pursuant to which the Company issued and sold to Treasury for an aggregate purchase price of approximately $3.4 billion in cash: (i) 136,320 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series F, having a liquidation preference of $25,000 per share (the “Series F Preferred Stock”), and (ii) a ten-year warrant to purchase up to 43,617,747 shares of the Company’s common stock, no par value per share, at an initial exercise price of $11.72 per share (the “Warrant”).

Cumulative dividends on the Series F Preferred Stock will accrue on the liquidation preference at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter, but will be paid only if, as and when declared by the Company’s Board of Directors. The Series F Preferred Stock has no maturity date and ranks senior to the common stock (and pari passu with the Company’s other authorized series of preferred stock, including the Series G Preferred Stock) with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company. The Series F Preferred Stock generally is non-voting.

Prior to December 31, 2011, unless Fifth Third has redeemed the Series F Preferred Stock issued to Treasury or Treasury has transferred the Series F Preferred Stock to a third party, the consent of Treasury will be required for the Company to (1) declare or pay any dividend or make any distribution on its common stock (other than regular quarterly cash dividends of not more than $0.15 per share of common stock) or (2) redeem, purchase or acquire any shares of its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement.  In addition, the Company’s ability to declare or pay dividends or repurchase its common stock or other equity or capital securities will be subject to restrictions in the event that it fails to declare and pay (or set aside for payment) full dividends on the Series F Preferred Stock.

The Company may redeem the Series F Preferred Stock at its liquidation value after December 31, 2011. Prior to this date, under the original terms of the Purchase Agreement, subject to the consent of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Company may redeem the Series F Preferred Stock at its liquidation value if (i) the Company has raised aggregate gross proceeds in one or more Qualified Equity Offerings (as defined in the Purchase Agreement and set forth below) in excess of $852 million, and (ii) the aggregate redemption price does not exceed the aggregate net proceeds from such Qualified Equity Offerings.  The American Recovery and Reinvestment Act of 2009 (“ARRA”) modified the terms of all outstanding Capital Purchase Plan preferred stock.  Pursuant to the ARRA, prior to December 31, 2011, the Company may redeem the Series F Preferred Stock at its liquidation value and without regard to whether the Company will replace the funds from any other source with the consent and in consultation with Treasury and the Federal Reserve.  Under the provisions of the ARRA, the Company must redeem at least 25% of the issue price of the Series F Preferred Stock.

The Purchase Agreement defines a “Qualified Equity Offering” to mean the sale and issuance for cash by the Company, to persons other than the Company or any Company subsidiary after the closing, of shares of perpetual preferred stock, common stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Company for regulatory purposes at the time of issuance under the applicable risk-based capital guidelines of the Company’s federal banking agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

The Series F Preferred Stock and the Warrant were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act. Upon the request of Treasury at any time, the Company has agreed to promptly enter into a deposit arrangement pursuant to which the Series F Preferred Stock may be deposited and depositary shares, representing fractional shares of Series F Preferred Stock, may be issued. The Company has agreed to register the resale of the Series F Preferred Stock and the depositary shares, if any, and the Warrant, and the issuance of shares of common stock upon exercise of the Warrant (the “Warrant Shares”), as soon as practicable after the date of the issuance of the Series F Preferred Stock and the Warrant. Neither the Series F Preferred Stock nor the Warrant are subject to any contractual restrictions on transfer, except that Treasury may only transfer or exercise an aggregate of one-half of the Warrant Shares prior to the earlier of (i) the date on which the Company has received aggregate gross proceeds of not less than $3.4 billion from one or more Qualified Equity Offerings and (ii) December 31, 2009.

The Warrant is immediately exercisable. In the event the Company completes one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in the Company receiving aggregate gross proceeds of not less than $3.4 billion, the number of the shares of common stock underlying the portion of the Warrant then held by Treasury will be reduced by one-half of the shares of common stock originally covered by the Warrant.

Fifth Third Processing Solutions Joint Venture

On March 30, 2009, Fifth Third and Advent International (“Advent”) announced that they entered into a master investment agreement (the “Investment Agreement”) pursuant to which Advent will purchase a majority interest in Fifth Third’s processing business. The joint venture involves Fifth Third Processing Solutions’ merchant acquiring and financial institutions processing businesses. Fifth Third will retain its credit card issuing business.

Fifth Third’s Ohio chartered bank subsidiary will contribute assets to a newly formed wholly owned subsidiary (“Opco”) of a new limited liability company (“FTPS LLC”) in which a newly formed company owned by Advent (“Buyer”) will purchase a 51% interest for $561 million. Fifth Third will retain the remaining 49% interest in FTPS LLC and will also receive warrants to purchase additional interests in FTPS LLC of up to approximately 10% of the equity of the new company on a fully-diluted basis that are exercisable in certain circumstances. The transaction is also subject to certain price adjustments.

Opco will assume a Loan Agreement, which is secured by the assets of Opco, and is payable to indirect subsidiaries of Fifth Third in an aggregate amount of $1.25 billion. Fifth Third’s Michigan chartered bank subsidiary will also provide Opco with a $125 million revolving credit facility. The transaction is expected to increase Fifth Third’s Tier 1 common equity capital by an estimated $1.6 billion.

Under the agreed upon terms of the operating agreement of FTPS LLC (the “Operating Agreement”), Advent will be able to name five directors of FTPS LLC and Fifth Third will be able to name four directors. Each party will have limited pre-emptive rights and will be restricted from selling their interests in certain circumstances. Also, under the Operating Agreement, Advent will have the right to require Fifth Third to purchase its interests in Buyer upon the occurrence of certain events.

Fifth Third and Opco will also enter into certain agreements to support the transition of the processing business to Opco and other related matters. Opco will provide processing services to Fifth Third.

The transaction is currently expected to close in the second quarter of 2009 and is subject to regulatory approval.   See the section under “Risk Factors – Risks Relating to Our Business” for a description of the risks related to this transaction.

Ratings Downgrade

On April 14, 2009, Moody's Investors Service (“Moody’s”) downgraded Fifth Third’s issuer rating to “Baa1” from “A2” and downgraded the long term debt rating and deposit ratings for Fifth Third’s Ohio and Michigan bank subsidiaries to “A2” from “A1.”  Moody’s cited the challenging Midwest and Florida markets in which Fifth Third operates as well as Fifth Third’s underwriting and expansion initiatives undertaken earlier in this decade as the basis for concern.  As a result, Moody’s maintained a “negative” outlook.

Concurrent Offering

On May 20, 2009, Fifth Third commenced an at-the-market offering of up to $750 million of the Company’s common stock from time to time pursuant to its prospectus supplement dated that same date under the Company’s existing shelf registration statement.  Some or all of the proceeds of such at-the-market offerings, or other equity offerings as may be undertaken after the date hereof, will be used to fund the cash portion of the exchange offer.  If all of the outstanding Depositary Shares would be  tendered in the exchange offer, then the maximum cash portion of the exchange consideration would be $332,250,000.  The closing of the exchange offer is not contingent upon the closing of the at-the-market offerings.  However, if the proceeds from such offerings are not sufficient to fund the cash portion of the exchange offer, then the Company would be required to use proceeds from the sale of equity securities in one or more other transactions.

 Summary of the Exchange Offer

The material terms of the exchange offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this Offer to Exchange entitled “The Exchange Offer,” “Description of Our Common Stock,” “Description of the Series G Preferred Stock” and “Comparison of Rights Between the Depositary Shares and Our Common Stock.”

Offeror	Fifth Third Bancorp, an Ohio corporation

Securities Subject to the Exchange Offer	Up to an aggregate of 11,075,000 Depositary Shares, representing all of the outstanding Depositary Shares.

The Exchange Offer
We are offering to exchange shares of our common stock and cash for validly tendered and accepted Depositary Shares upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related letter of transmittal.  Depositary Shares must be tendered in integral multiples of 250.

Our common stock is listed on the NASDAQ Global Select Market.

Any Depositary Shares not exchanged will remain outstanding. The Depositary Shares validly tendered and accepted for exchange in the exchange offer will be retired and cancelled.

Offer Consideration
The offer consideration for will consist of:

•  2,158.8272 shares of our common stock and
•  $7,500 in cash (the “Offer Consideration”)

for each set of 250 validly tendered and accepted Depositary Shares (equivalent to approximately 8.6353 shares of our common stock and $30 in cash for each Depositary Share).  Depositary Shares must be tendered in integral multiples of 250.

Fractional shares will not be issued in the exchange offer and cash will be paid in lieu of any fractional shares.  The offer will not be subject to proration.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 17, 2009, unless extended or earlier terminated by us.

Certain Consequences to Non- Tendering Holders	Depositary Shares not exchanged in the exchange offer will remain outstanding after the consummation of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is conditioned upon the closing conditions described in “The Exchange Offer—Conditions to the Exchange Offer.”

No Appraisal Rights	No appraisal rights are available to holders of Depositary Shares in connection with the exchange offer.

Procedures For Tendering Depositary Shares
The Depositary Trust Company, which we refer to along with its successors in this capacity as “DTC,” currently acts as securities depositary for all of the Depositary Shares.  We have issued the Depositary Shares as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. We have issued and deposited with DTC one or more fully-registered global certificates for the Depositary Shares representing, in the aggregate, the total number of the Depositary Shares outstanding.  As a DTC participant, you must electronically transmit your acceptance through DTC’s Automated Tender

Offer Program (“ATOP”).  We describe the procedures for tendering Depositary Shares in more detail in the section of this Offer to Exchange entitled “The Exchange Offer—Procedures for Tendering Depositary Shares.”

For further information on how to tender your Depositary Shares, contact the Information Agent at the telephone number set forth on the back cover of this Offer to Exchange or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Withdrawal Rights
You may withdraw previously tendered Depositary Shares at any time before the expiration date. In addition, you may withdraw any Depositary Shares that you tender that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the offer.

To withdraw previously-tendered Depositary Shares, you must comply with the withdrawal procedures of DTC described herein and in the letter of transmittal.  See the section of this Offer to Exchange entitled “The Exchange Offer—Withdrawal of Tenders.”

Risk Factors
You should consider carefully all of the information set forth in this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the exchange offer.

Material United States Federal Income Tax Consequences For Holders of Depositary Shares
We intend to treat the exchange of your Depositary Shares for shares of our common stock pursuant to the exchange offer as a recapitalization. For a detailed discussion, please see the section titled “Material United States Federal Income Tax Consequences.”

Brokerage Commissions	If your Depositary Shares are held through a broker or other nominee who tenders Depositary Shares on your behalf, your broker may charge you a commission for doing so.

Information Agent	D.F. King & Co., Inc.

Exchange Agent	Wilmington Trust FSB

Market Trading
The Depositary Shares are listed on the NASDAQ Global Select Market under the symbol “FITBP.”  Our common stock is listed on the NASDAQ Global Select Market under the symbol “FITB.”  The last reported sale price of our common stock on the NASDAQ Global Select Market was $7.99 per share on May 18, 2009. The last reported sale price of the Depositary Shares on the NASDAQ Global Select Market was $91.69 per share on May 18, 2009.

Further Information
If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your Depositary Shares, please contact the Information Agent. If you would like additional copies of this Offer to Exchange, our annual, quarterly, and current reports, proxy statement and other information that we incorporate by reference in this Offer to Exchange, please contact either the Information Agent or Investor Relations at Fifth Third. The contact information is set forth on the back cover of this Offer to Exchange.

NOTICE TO INVESTORS

We are relying on Section 3(a)(9) of the Securities Act, to exempt the exchange offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the exchange offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the exchange offer. In addition, neither our financial advisor nor any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the exchange offer.

NONE OF THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF DEPOSITARY SHARES SHOULD EXCHANGE DEPOSITARY SHARES FOR THE OFFER CONSIDERATION IN THE OFFER.

This Offer to Exchange has been prepared by us solely for use in connection with the proposed offer described herein. The information contained in this Offer to Exchange is as of the date of this Offer to Exchange only and is subject to change, completion or amendment without notice. Neither the delivery of this Offer to Exchange at any time, nor the offer, exchange, sale or delivery of any security shall, under any circumstances, create any implication that there has been no change in the information set forth in this Offer to Exchange or in our affairs since the date of this Offer to Exchange.

No person is authorized in connection with this offer to give any information or to make any representation not contained in this Offer to Exchange, and, if given or made, such other information or representation must not be relied upon as having been authorized by us or any of our representatives.  None of the SEC, any other securities commission or any other regulatory authority has approved or disapproved the offer or the offer consideration nor have any of the foregoing authorities passed upon or endorsed the merits of this offer or the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary may be a criminal offense in the United States.

This Offer to Exchange does not constitute an offer to participate in the offer to any person in any jurisdiction where it is unlawful to make such an offer. The offer is being made on the basis of this Offer to Exchange and is subject to the terms described herein. Any decision to participate in the offer must be based on the information contained in this document or specifically incorporated by reference herein. In making the decision to exchange, holders must rely on their own examination of us, the common stock issued in connection with the offer and the terms of the offer, including the merits and risks involved. Holders should not construe anything in this Offer to Exchange as legal, business or tax advice. Each holder should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the offer under applicable legal investment or similar laws or regulations.  Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the offer or possesses or distributes this Offer to Exchange and must obtain any consent, approval or permission required by it for participation in the offer under the laws and regulations in force in any jurisdiction to which it is subject, and neither we nor any of our respective representatives shall have any responsibility therefor.

We reserve the right in our reasonable judgment to amend or modify the offer at any time, and we reserve the right in our reasonable judgment to withdraw the offer or reject any tender, in whole or in part, if any condition to the exchange offer is not met.

This Offer to Exchange contains summaries with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to holders upon request to Fifth Third.

Notwithstanding anything herein to the contrary, investors may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the offer.

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NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
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The restrictions set out below apply to persons in the specified countries. There may be additional restrictions that apply in other countries. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the common stock that may apply in their home countries.  See “The Exchange Offer—Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions.”  None of Fifth Third, the Exchange Agent or the Information Agent can provide any assurance about whether such limitations may exist.

Austria. No prospectus has been or will be approved and/or published pursuant to the Austrian Capital Markets Act (Kapitalmarktgesetz), as amended. Neither this document nor any other document connected therewith constitutes a prospectus according to the Austrian Capital Markets Act, and neither this document nor any other document connected therewith may be distributed, passed on or disclosed to any other person in Austria. No steps may be taken that would constitute a public offering of common stock in Austria, and the offer may not be advertised in Austria.

Belgium. The offer is exclusively conducted in Belgium under applicable private placement exemptions and has, therefore, not been and will not be notified to, and the Offer to Exchange or any other offering material has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen). Accordingly, the offer may not be advertised and the offer will not be extended and no memorandum, information circular, brochure or any similar document has or will be distributed, directly or indirectly, to any person in Belgium other than “qualified investors” in the sense of Article 10 of the Belgian Law of 16 June 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets (as amended from time to time). This Offer to Exchange has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the offer. Accordingly, the information contained herein may not be used for any other purpose nor disclosed to any other person in Belgium.

Bermuda. The offer is private and not intended for the public. This Offer to Exchange has not been approved by the Bermuda Monetary Authority or the Registrar of Companies in Bermuda. Any representation to the contrary, express or implied, is prohibited.

Cayman Islands. No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the common stock as Fifth Third is not listed on the Cayman Islands Stock Exchange.

Denmark. This Offer to Exchange has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other regulatory authority in the Kingdom of Denmark. The common stock has not been offered or sold and may not be offered, sold or delivered directly or indirectly in Denmark, unless in compliance with Chapters 6 or 12 of the Danish Act on Trading in Securities and executive orders issued pursuant thereto as amended from time to time. Accordingly, this Offer to Exchange may not be made available nor may the common stock otherwise be marketed and offered for sale in Denmark other than in circumstances which are deemed not to be a marketing or an offer to the public in Denmark.

European Union. This Offer to Exchange has been prepared on the basis that the offer will only be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the European Economic Area (“EEA”), from the requirement to produce a prospectus for the offer. Accordingly, any person making or intending to make the offer within the EEA should only do so in circumstances in which no obligation arises for Fifth Third to produce a prospectus for such offer. Fifth Third has not authorized, nor does it authorize, the making of the offer through any financial intermediary. The “Prospectus Directive” as used herein means Directive 2003/71/EC of the European Parliament and Council.

France. No prospectus or Offer to Exchange (including any amendment or supplement thereto or replacement thereof) has been prepared in connection with the offer that has been submitted for clearance to or approved by the Autorité des marchés financiers; no common stock has been offered or sold nor will any common stock be offered or sold, directly or indirectly, to the public in France; neither a prospectus, the Offer to Exchange nor any other offering material relating to the common stock has been distributed or caused to be distributed, and a prospectus, the Offer to Exchange and any other offering material relating to the common stock will not be distributed or caused to be distributed to the public in France; such offer, sales and distributions have been and shall only be made in France to (i) persons providing investment services relating to portfolio management for the account of third parties and/or (ii) qualified investors (investisseurs qualifiés) acting for their own account, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the Code monétaire et financier.

Germany. Any offer or solicitation of securities within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz (the “WpPG”)), which implements the Prospectus Directive in Germany, and any other applicable laws in the Federal Republic of Germany. The offer and solicitation of securities to the public in Germany requires the prior publication (with specific requirements for a publication being set out in the WpPG) of a prospectus drawn up in accordance with the Prospectus Directive and the WpPG (a “PD-compliant Prospectus”) approved by the German Federal Financial Services Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht (the “BaFin”)) or the notification of a PD-compliant Prospectus approved by another competent authority in the EEA in accordance with Art. 17 and Art. 18 of the Prospectus Directive. This Offer to Exchange does not constitute a PD-compliant Prospectus and has not been and will not be submitted for approval to the BaFin. It may not be supplied to the public in Germany or used in connection with any offer for subscription of common stock to the public, any public marketing of common stock or any public solicitation for offer to subscribe for or otherwise acquire common stock in Germany. This Offer to Exchange is personally addressed only to a limited number of persons in Germany who are qualified investors, as defined in the WpPG, is strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Greece. No prospectus subject to the approval of the Hellenic Capital Markets Commission or another EU equivalent authority has been prepared in connection with the offer. The common stock may not be offered or sold, directly or indirectly, to the public in Greece and neither this Offer to Exchange nor any other offering material or information contained herein relating to the common stock may be released, issued or distributed to the public in Greece or used in connection with any offering in respect of the common stock to the public in Greece. The common stock may exclusively be offered to qualified investors acting for their own account as defined under article 2(1)(στ) of Greek Law 3401/2005 and the Prospectus Directive and/or under circumstances where the offer of the common stock is allowed without prior publication of a prospectus and/or where the offer of the common stock is exempted from the publication of a prospectus according to Greek Law 3401/005 and/or the Prospectus Directive. The offer does not constitute a solicitation by anyone not authorised to so act and this Offer to Exchange may not be used for or in connection with the offer to solicit anyone to whom it is unlawful under Greek laws to make such offer in the context of article 10 of Greek law 876/1979.

Hong Kong. The common stock may not be offered or sold in Hong Kong, by means of this Offer to Exchange or any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No advertisement, invitation or document relating to common stock, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) will be issued other than with respect to the common stock which is or is intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Israel. In the State of Israel this Offer to Exchange shall not be regarded as an offer to the public to purchase the common stock under the Israeli Securities Law 5728 – 1968 (the “ISL”), which requires a prospectus to be published and authorised by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the ISL, including, among others, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) if the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the ISL, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in respect to counting the Addressed Investors. Qualified Investors may have to submit written evidence that they meet the definitions set out in the First Addendum to the ISL. Addressed Investors may have to submit written evidence in respect of their identities. Fifth Third has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the ISL. Fifth Third has not and will not distribute this Offer to Exchange or make, distribute or direct an offer to subscribe for the common stock to any person within the State of Israel, other than to Qualified Investors and Addressed Investors.

Italy. The offer is not being made in the Republic of Italy and the Offer to Exchange has not been submitted to the clearance procedure of the Commissione Nazionale Per Le Societa E La Borsa (Consob) and/or the Bank of Italy pursuant to Italian laws and regulations. Accordingly, holders of Depositary Shares are hereby notified that, to the extent such holders are Italian residents or persons located in the Republic of Italy, the offer is not available to them and they may not submit for exchange the Depositary Shares in the offer nor may the common stock issued in connection with the offer be offered, sold or delivered in the Republic of Italy and, as such, any acceptances received from such persons shall be ineffective and void, and neither the note d’information nor any other offering material relating to the offer, the Depositary Shares or the common stock issued in connection with the offer may be distributed or made available in the Republic of Italy.

Japan. The common stock has not been registered under the Securities and Exchange Law of Japan. The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Portugal. This Offer to Exchange has not been nor will it be subject to the approval of the Portuguese Securities Market Commission (the “CMVM”). No approval action has been or will be requested from the CMVM that would permit a public offering of any of the common stock referred to in this Offer to Exchange; therefore the same cannot be offered to the public in Portugal. Accordingly, no common stock may be offered, sold or delivered except in circumstances that will result in compliance with any applicable laws and regulations. In particular, this Offer to Exchange and the offer of common stock are only intended for qualified investors within the meaning of Article 30 of the Portuguese Securities Code (Código dos Valores Mobiliários).

Singapore. The offer of common stock is made only to and directed at, and the common stock is only available to, persons in Singapore who are existing holders of the Depositary Shares previously issued by Fifth Third. This Offer to Exchange has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Offer to Exchange and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) existing holders of Depositary Shares or (ii) pursuant to, and in accordance with, the conditions of an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

Switzerland. The common stock may not be publicly offered, sold or advertised, directly or indirectly, in or from Switzerland. Neither this Offer to Exchange nor any other offering or marketing material relating to Fifth Third or the common stock constitutes a prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations (Schweizerisches Obligationenrecht), and neither this document nor any other offering material relating to Fifth Third or the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

United Kingdom. This communication is only directed at persons who (i) are outside the United Kingdom or (ii) are investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”) or (iii) are high net worth entities or other persons to whom it may lawfully be communicated falling within Article 49(2)(a) to (e) of the Financial Promotion Order, or (iv) fall within Article 43 of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of shares of our Depositary Shares, as well as the summary that follows, highlight selected information included elsewhere or incorporated by reference in this Offer to Exchange. To fully understand the exchange offer and the other considerations that may be important to your decision about whether to participate in the exchange offer, you should carefully read this Offer to Exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this Offer to Exchange. For further information regarding Fifth Third Bancorp, see the section of this Offer to Exchange entitled “Where You Can Find More Information.”

Except as otherwise specified, the words “Fifth Third,” the “Company,” “we,” “our,” “ours,” and “us” refer to Fifth Third Bancorp and its subsidiaries.

Why are we making the exchange offer?

We are making the exchange offer because we believe that the exchange offer, if completed, will improve our capital structure by reducing our future Series G Preferred Stock dividend obligations and increasing the common equity component of our capital position.

How many Depositary Shares are being sought in the exchange offer?

We are offering to exchange all outstanding Depositary Shares in sets of 250.  Each set of 250 Depositary Shares represents one share of the Series G Preferred Stock.  As of May 20, 2009, there were 11,075,000 shares of Depositary Shares outstanding representing 44,300 shares of Series G Preferred Stock.

What will I receive in the exchange offer if I tender Depositary Shares and they are accepted?

For Depositary Shares tendered in integral multiples of 250 and accepted by us, you will receive 2,158.8272 shares of our common stock, no par value, and $7,500 in cash, upon the terms and subject to the conditions set forth in this Offer to Exchange and the related letter of transmittal.  Fractional shares will not be issued in the exchange offer and cash will be paid in lieu of any fractional shares.  The offer will not be subject to proration.

  On May 18, 2009, the last reported sale price of our common stock was $7.99 per share and the last reported sale price of a Depositary Share was $91.69.

How does the consideration I will receive if I tender my Depositary Shares compare to the payments I will receive on the Depositary Shares if I do not tender?

If you tender Depositary Shares in integral multiples of 250, you will receive 2,158.8272 shares of common stock and $7,500 in cash for each set of 250 Depositary Shares that you tender.  You will also be entitled to receive cash dividends on our common stock when, as and if declared by our board of directors on or after the closing date of the exchange offer.  The payment of future cash dividends on common stock will depend upon, among other things, our financial condition, funds from operations, the level of our capital and development expenditures, our future business prospects and any contractual restrictions.

On December 31, 2008, the Company entered into a Purchase Agreement with the United States Department of the Treasury (“Treasury”), pursuant to which the Company issued and sold to Treasury for an aggregate purchase price of approximately $3.4 billion in cash: (i) 136,320 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series F, having a liquidation preference of $25,000 per share (the “Series F Preferred Stock”), and (ii) a ten-year warrant to purchase up to 43,617,747 shares of the Company’s common stock, no par value per share, at an initial exercise price of $11.72 per share (the “Warrant”).  The Series F Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. Prior to December 31, 2011, unless Fifth Third has redeemed the Series F Preferred Stock issued to Treasury or Treasury has transferred the Series F Preferred Stock to a third party, the consent of Treasury will be required for the Company to (1) declare or pay any dividend or make any distribution on its common stock (other than regular quarterly cash dividends of up to $0.15) or (2) redeem, purchase or acquire any shares of its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement.  In addition, the Company’s ability to declare or pay dividends or repurchase its common stock or other equity or capital securities will be subject to restrictions in the event that it fails to declare and pay (or set aside for payment) full dividends on the Series F Preferred Stock.  For more information regarding restrictions on our ability to pay dividends on our common stock, see “Risk Factors—Risks Related to the Exchange Offer.”

If you do not participate in the exchange offer, you will continue to hold Depositary Shares, which are convertible at any time by the holder and, under certain circumstances, by us, at a conversion rate of 2,159.8272 shares of common stock per 250 Depositary Shares, subject to adjustment.  Depositary Shares may be converted only in integral multiples of 250.  See “Description of the Series G Preferred Stock.” Additionally, you will continue to receive, on a non-cumulative basis, when, as and if declared by our board of directors, dividend payments at a rate of 8.5% per annum for each Depositary Share for as long as such shares remain outstanding.

On or after June 30, 2013, if the closing price of our common stock exceeds 130% of the then applicable conversion price for 20 trading days within any consecutive 30 trading day period, including the last day of such period, we may, at our option, cause some or all of the then outstanding Series G Preferred Stock (and the outstanding Depositary Shares representing the Series G Preferred Stock) to be automatically converted into shares of our common stock at the then prevailing conversion rate. The Series G Preferred Stock has no stated maturity, is not subject to any sinking fund and will remain outstanding unless converted.

What other rights will I lose if I tender my Depositary Shares in the exchange offer?

If you validly tender your Depositary Shares and we accept them for exchange, you will lose the rights of a holder of Depositary Shares, which are described below in this Offer to Exchange.  For example, you would lose the right to receive quarterly Series G Preferred Stock dividends when, if and as declared by the board of directors. You would also lose the right to receive, out of assets available for distribution to our shareholders and before any distribution is made to the holders of stock ranking junior to the Series G Preferred Stock (including common stock), a liquidation preference in the amount of $25,000 per share of Series G Preferred Stock ($100 per Depositary Share), plus accrued and unpaid dividends, upon any voluntary or involuntary liquidation, winding up or dissolution of the Company.

May I tender only a portion of the Depositary Shares that I hold?

Yes. You do not have to tender all of your Depositary Shares to participate in the exchange offer.  However, Depositary Shares may be tendered and exchanged only in integral multiples of 250.

If the exchange offer is consummated and I do not participate in the exchange offer or I do not tender all of my Depositary Shares in the exchange offer, how will my rights and obligations under my remaining outstanding Depositary Shares be affected?

The terms of your Depositary Shares, if any, that remain outstanding after the consummation of the exchange offer will not change as a result of the exchange offer.

Are we making a recommendation regarding whether you should tender in the exchange offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your Depositary Shares in the exchange offer. Accordingly, you must make your own determination as to whether to tender your Depositary Shares in the exchange offer and, if so, the number of Depositary Shares to tender. Before making your decision, we urge you to carefully read this Offer to Exchange in its entirety, including the information set forth in the section of this Offer to Exchange entitled “Risk Factors,” and the other documents incorporated by reference in this Offer to Exchange.

Will the common stock to be issued in the exchange offer be freely resalable?

The issuance of common stock upon exchange of the Depositary Shares is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act.  Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received assume the character of the exchanged securities for purposes of the Securities Act. We expect that all of our common stock issued in the offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws.  You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.  See “Certain Securities Laws Considerations.”

What are the conditions to the exchange offer?

The exchange offer is conditioned upon the closing conditions described in “The Exchange Offer—Conditions to the Exchange Offer.” We may waive certain conditions of the exchange offer.  If any of the conditions is not satisfied or waived, we will not accept and exchange any validly tendered Depositary Shares.  For more information regarding the conditions to the exchange offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Conditions to the Exchange Offer.”

How will fluctuations in the trading price of our common stock affect the consideration offered to holders of Depositary Shares?

We are offering to exchange a fixed number of shares of our common stock plus cash for each Depositary Share tendered.  If the market price of our common stock declines, the implied value of the fixed portion of the shares of common stock you will receive in exchange for your Depositary Shares will decline. The trading value of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally.

When does the exchange offer expire?

The exchange offer will expire at 5:00 p.m., New York City time, on June 17, 2009 (the “expiration date”), unless extended or earlier terminated by us.

Under what circumstances can the exchange offer be extended, amended or terminated?

We reserve the right to extend the exchange offer for any reason or no reason at all.  We also expressly reserve the right, at any time or from time to time, to amend the terms of the exchange offer in any respect prior to the expiration date of the exchange offer.  Further, we may be required by law to extend the exchange offer if we make a material change in the terms of the exchange offer or in the information contained in this Offer to Exchange or waive a material condition to the exchange offer.  During any extension of the exchange offer, Depositary Shares that were previously tendered and not validly withdrawn will remain subject to the exchange offer. We reserve the right, in our reasonable discretion, to terminate the exchange offer, at any time prior to the expiration date of the exchange offer if any condition to the exchange offer is not met.  If the exchange offer is terminated, no Depositary Shares will be accepted for exchange and any Depositary Shares that have been tendered will be returned to the holder promptly after the termination.  For more information regarding our right to extend, amend or terminate the exchange offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination.”

How will I be notified if the exchange offer is extended, amended or terminated?

If the exchange offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer. For more information regarding notification of extensions, amendments or the termination of the exchange offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination.”

What risks should I consider in deciding whether or not to tender my Depositary Shares?

In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the Depositary Shares and our common stock described in the section of this Offer to Exchange entitled “Risk Factors,” and the documents incorporated by reference in this Offer to Exchange.

What are the federal income tax consequences of my participating in the exchange offer?

Please see the section of this Offer to Exchange entitled “Material United States Federal Income Tax Consequences.” We recommend that you consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

Are the financial condition and results of operations of Fifth Third relevant to my decision to tender in the exchange offer?

Yes. The price of our common stock is closely linked to our financial condition and results of operations. For information about the accounting treatment of the exchange offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Accounting Treatment.”

Will Fifth Third receive any cash proceeds from the exchange offer?

No. We will not receive any cash proceeds from the exchange offer.

How do I tender my Depositary Shares?

As a DTC participant, you must electronically transmit your acceptance through DTC’s Automated Tender Offer Program (“ATOP”).  For further information on how to tender Depositary Shares, contact the Information Agent at the telephone number set forth on the back cover of this Offer to Exchange or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.  For more information regarding the procedures for tendering your Depositary Shares, see the section of this Offer to Exchange entitled “The Exchange Offer—Procedures for Tendering Depositary Shares.”

What happens if some or all of my Depositary Shares are not accepted for exchange?

If we decide for any reason not to accept some or all of your Depositary Shares, the Depositary Shares not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the exchange offer.

Until when may I withdraw previously tendered Depositary Shares?

If not previously returned, you may withdraw previously tendered Depositary Shares at any time until the exchange offer has expired.  In addition, you may withdraw any Depositary Shares that you tender that are not accepted for exchange by us after the expiration of 40 business days from May 20, 2009. For more information, see the section of this Offer to Exchange entitled “The Exchange Offer—Withdrawal of Tenders.”

Will I have to pay any fees or commissions if I tender my Depositary Shares?

If your Depositary Shares are held through a broker or other nominee who tenders the Depositary Shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the exchange offer?

If you have questions regarding the procedures for tendering in the exchange offer, require additional exchange offer materials or require assistance in tendering your Depositary Shares, please contact D.F. King & Co., Inc., the Information Agent. You can call the Information Agent toll-free at (800) 207-3158 or banks, brokers and foreign holders can call collect at (212) 269-5550. You may also write to the Information Agent at the address set forth on the back cover of this Offer to Exchange.

RISK FACTORS

In considering whether to participate in the exchange offer, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this Offer to Exchange.  Investing in the securities involves risk.  Please see the “Risk Factors” section in Fifth Third’s most recent Annual Report on Form 10-K, along with the disclosure related to the risk factors contained in Fifth Third’s subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, as updated by our future filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this document. The risks and uncertainties not presently known to Fifth Third or that Fifth Third currently deems immaterial may also impair its business operations, its financial results and the value of the securities.

Risks Related to the Exchange Offer

The value of the common stock that you receive may fluctuate.

We are offering to exchange 2,158.8272 shares of our common stock and $7,500 in cash for each Depositary Share. The price of our common stock may fluctuate widely in the future.  If the market price of our common stock declines, the per share value of the shares you will receive in exchange for your Depositary Shares will decline. The trading value of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control.  Please see “—Risks Relating to Our Business.”

All of our debt obligations and our preferred stock, including any Depositary Shares that remain outstanding after the exchange offer, will have priority over our common stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Fifth Third, our common stock would rank below all debt claims against Fifth Third and all of our outstanding shares of preferred stock, including the Depositary Shares that are not tendered and accepted by us in this exchange offer. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders (including holders of trust preferred securities) and holders of preferred stock have been satisfied.

By tendering your Depositary Shares, you will lose your right to receive certain cash payments.

Holders of shares of our Series G Preferred Stock are entitled to non-cumulative quarterly dividends, which are paid when, if and as declared by our board of directors. The depositary for the Depositary Shares distributes all cash dividends or other cash distributions received in respect of the Series G Preferred Stock to the record holders of Depositary Shares in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date.  If your Depositary Shares are validly tendered and accepted for exchange, you will lose the right to receive any dividend payments to be made on such shares after completion of the exchange offer.

Although we have paid cash dividends on our common stock in the past, we may not pay cash dividends on our common stock in the future.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such purpose.  We have a history of paying dividends to our shareholders when sufficient cash is available. However, future cash dividends will depend upon our results of operations, financial condition, cash requirements and other factors, including the ability of our subsidiaries to make distributions to us, which ability may be restricted by statutory, contractual or other constraints. Also, there can be no assurance that we will continue to pay dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution.  In the fourth quarter of 2008, we cut the dividend to $0.01.  Furthermore, as discussed below, the terms of the Series F Preferred Stock issued to Treasury pursuant to the Capital Purchase Program impose common dividend limitations. Treasury may also promulgate rules in the future that further limit our ability to pay dividends.

We are subject to generally applicable restrictions on our ability to pay dividends and repurchase stock under the U.S. Treasury Capital Purchase Program.

Prior to December 31, 2011, unless Fifth Third has redeemed the Series F Preferred Stock issued pursuant to the Capital Purchase Program to Treasury or Treasury has transferred the Series F Preferred Stock to a third party, (i) no dividends may be declared or paid on our preferred stock ranking pari passu with the Series F Preferred Stock, junior preferred stock or common stock (other than, in the case of preferred shares ranking pari passu with the Series F Preferred Stock, including any Series G Preferred Stock (and the associated Depositary Shares) that remain outstanding following the exchange offer, dividends on a pro rata basis with the Series F Preferred Stock) and (ii) we may not repurchase or redeem any preferred stock ranking pari passu with the Series F Preferred Stock, junior preferred stock or common stock.  Until December 31, 2011, unless our Series F Preferred Stock issued pursuant to the Capital Purchase Program is redeemed in whole or Treasury has transferred all of Series F Preferred Stock to third parties, we will need the consent of Treasury for declaration or payment of any dividend on our common stock other than regular quarterly cash dividends of not more than $0.15 per share.

The offer consideration does not reflect any independent valuation of the Depositary Shares or the common stock.

We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the offer consideration or the relative values of the Depositary Shares and the offer consideration.  If you tender your Depositary Shares, you may or may not receive more than or as much value as if you choose to keep them.

The offer may not be consummated.

We are not obligated to complete the offer if any condition to the offer is not met.

Risks Related to Holding Depositary Shares After the Exchange Offer

The Series G Preferred Stock is equity and is subordinate to all of our existing and future indebtedness and ranks pari passu with the Series F Preferred Stock, and our ability to declare dividends on the Series G Preferred Stock may be limited.

The depositary for the Depositary Shares distributes all cash dividends or other cash distributions received in respect of the Series G Preferred Stock to the record holders of Depositary Shares in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date.  Shares of Series G Preferred Stock are equity interests in Fifth Third and do not constitute indebtedness. As such, shares of Series G Preferred Stock will rank junior to all indebtedness and other non-equity claims on Fifth Third with respect to assets available to satisfy claims on Fifth Third, including in a liquidation of Fifth Third.  If Fifth Third fails to make a dividend payment on the Series F Preferred Stock, Fifth Third will be prohibited from making distributions on the Series G Preferred Stock. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series G Preferred Stock (1) dividends are payable only when and if declared by our Board of Directors and, as described below, are not cumulative and (2) as a corporation, we are subject to restrictions on payments of dividends and the redemption price out of lawfully available funds.

Also, as a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations. Fifth Third Bancorp is a separate and distinct legal entity from its subsidiaries. Fifth Third Bancorp receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on Fifth Third Bancorp’s stock and interest and principal on its debt. Various federal and/or state laws and regulations limit the amount of dividends that Fifth Third’s bank and certain nonbank subsidiaries may pay. Also, Fifth Third Bancorp’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors. Limitations on Fifth Third Bancorp’s ability to receive dividends from its subsidiaries could have a material adverse effect on our liquidity and ability to declare and pay dividends on the Series G Preferred Stock. See “Regulatory Considerations.”

If Fifth Third is deferring payments on outstanding junior subordinated debt securities or is in default under the indentures governing those securities, Fifth Third will be prohibited from making distributions on the Series G Preferred Stock.

Under the terms of its outstanding junior subordinated deferrable interest debentures (referred to as “junior subordinated debt securities”), we are prohibited from declaring or paying any dividends or distributions on preferred stock, including the Series G Preferred Stock, or purchasing, acquiring, or making a liquidation payment on the Series G Preferred Stock, if a default under the indenture governing those junior subordinated debt securities (or under the corresponding guarantee) has occurred and is continuing or at any time when we are deferring payments of interest on those junior subordinated debt securities.  As of the date of this Offer to Exchange, Fifth Third Bancorp has four series of junior subordinated debt securities outstanding with an aggregate principal amount outstanding of approximately $2.58 billion, bearing interest at rates ranging from 6.500% per annum to 8.875% per annum and with maturities ranging from 2067 to 2068. In addition, Fifth Third Bancorp guarantees seven series of junior subordinated debentures of its subsidiaries with an aggregate principal amount outstanding of approximately $177 million, bearing interest rates ranging from three-month LIBOR plus 1.42% to six-month LIBOR plus 3.70% per annum and with maturity ranging from 2032 to 2035.

Without notice to or consent from the holders of the Series G Preferred Stock, we may also issue additional series of junior subordinated debt securities or other securities in the future with terms similar to our existing junior subordinated debt securities. The terms of our existing junior subordinated debt securities and any future securities could result in dividends on the Series G Preferred Stock not being paid to you.

Dividends on the Series G Preferred Stock are non-cumulative.

Dividends on the Series G Preferred Stock are non-cumulative. Consequently, if our Board of Directors, in its discretion, does not authorize and declare a dividend for any Dividend Period, holders of the Depositary Shares would not be entitled to receive a distribution in respect of any such dividend, and any such unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a Dividend Period after the Dividend Payment Date for that period if our Board of Directors has not declared such dividend before the related Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to the Series G Preferred Stock or any other preferred stock we may issue.

The price of our common stock, and therefore of the Series G Preferred Stock, may fluctuate significantly, and this may make it difficult for you to resell the Series G Preferred Stock or common stock issuable upon conversion of the Series G Preferred Stock when you want or at prices you find attractive.

The price of our common stock on the NASDAQ Global Select Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the Series G Preferred Stock is convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Series G Preferred Stock.

Our share price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include among others:

•	Actual or anticipated variations in earnings and balance sheet strength;
•	Changes in analysts’ recommendations or projections;
•	Fifth Third’s announcements of developments related to its businesses;
•	Operating and stock performance of other companies deemed to be peers;
•	Actions by government regulators or rating agencies;
•	New technology used or services offered by traditional and non-traditional competitors; and
•	News reports of trends, concerns and other issues related to the financial services industry, including actions taken by the federal government.

Our common stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance.  General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price of such stock may not be indicative of future market prices.

General market conditions and unpredictable factors could adversely affect market prices for the Depositary Shares.

There can be no assurance about the market prices for the Depositary Shares. Several factors, many of which are beyond our control, will influence the market value of the Depositary Shares. Factors that might influence the market value of the Depositary Shares include, in addition to the factors listed above with respect to fluctuations in our share price:

•	Whether we skip or are likely to skip dividends on the Series G Preferred Stock from time to time;
•	Our creditworthiness;
•	Interest rates generally and expectations regarding changes in rates;
•	Developments in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;
•	The market for similar securities; and
•	Economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the Depositary Shares that an investor purchases, whether in the offering or in the secondary market, may trade at a discount to their cost, and their value will fluctuate.

The conversion rate of the Series G Preferred Stock may not be adjusted for all dilutive events that may adversely affect the trading price of the Series G Preferred Stock or the common stock issuable upon conversion of the Series G Preferred Stock.

The conversion rate of the Series G Preferred Stock is subject to adjustment upon certain events, including the issuance of dividends or distributions in common stock, subdivisions and combinations of our common stock, certain issuances of rights or warrants, distributions of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, certain cash dividends or distributions or certain tender offers or exchange offers for our common stock by us or any of our subsidiaries.  We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Series G Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur.  Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Series G Preferred Stock.  We are generally not restricted from offering common stock in the future or engaging in other transactions that could dilute our common stock.

A change of control with respect to us may not constitute a make-whole acquisition or fundamental change for the purpose of the Series G Preferred Stock.

The Series G Preferred Stock contains no covenants or other provisions to afford protection to you in the event of a change of control with respect to us, except upon the occurrence of a make-whole acquisition or a fundamental change.  However, the terms “make-whole acquisition” and “fundamental change” are limited and may not include every change of control event that might cause the market price of our common stock or the Series G Preferred Stock to decline. As a result, your rights under the Series G Preferred Stock upon the occurrence of a make-whole acquisition or fundamental change may not preserve the value of the Series G Preferred Stock in the event of a change of control with respect to us. In addition, any change of control with respect to us may negatively affect the liquidity, value or volatility of our common stock, negatively impacting the value of the Series G Preferred Stock.

The delivery of additional make-whole shares in respect of conversions following a make-whole acquisition or adjustment to the conversion rate in respect of conversions following a fundamental change may not adequately compensate you.

If a make-whole acquisition occurs prior to conversion, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Series G Preferred Stock that occur during the period beginning on the effective date of the make-whole acquisition and ending on the date that is 30 days after the effective date by a number of additional shares of common stock. The number of make-whole shares, if any, will be based on the price paid for each share of common stock in such transaction and the effective date of the make-whole acquisition.  Although this adjustment is intended to approximate the lost option value of your Series G Preferred Stock, if any, it is only an approximation of such lost value and may not adequately compensate you for your actual loss.

In addition, if a fundamental change occurs prior to conversion, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Series G Preferred Stock that occur during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date.  However, if the applicable reference price is less than $4.63, holders will receive a maximum of 5,399.5680 shares of common stock per share of Series G Preferred Stock (or 250 Depositary Shares), subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Series G Preferred Stock.

Our obligation to deliver make-whole shares or to adjust the conversion rate in respect of conversions following a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness, as applied to such payments.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock or the Series G Preferred Stock.

We are generally not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or Series G Preferred Stock or any substantially similar securities. The market price of our common stock or Series G Preferred Stock could decline as a result of sales of common stock or Series G Preferred Stock or similar securities in the market made after this offering or the perception that such sales could occur.

Each share of Series G Preferred Stock (or 250 Depositary Shares) will be convertible at the option of the holder thereof into 2,159.8272 shares of our common stock, subject to anti-dilution adjustments. The conversion of some or all of the Series G Preferred Stock will dilute the ownership interest of our existing common shareholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding common stock and the Series G Preferred Stock.  Furthermore, our pending at-the-market offering of the Company’s common stock will also dilute the ownership interest of our existing common shareholders.

Pursuant to the Treasury’s Capital Purchase Program, on December 31, 2008, the Company issued to Treasury a ten-year warrant to purchase up to 43,617,747 shares of the Company’s common stock, no par value per share, at an initial exercise price of $11.72 per share.  The Warrant is immediately exercisable.  Treasury may only transfer or exercise an aggregate of one-half of the Warrant Shares prior to the earlier of (i) the date on which the Company has received aggregate gross proceeds of not less than $3.4 billion from one or more Qualified Equity Offerings and (ii) December 31, 2009. In the event that the Company completes one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in the Company receiving aggregate gross proceeds of not less than $3.4 billion, the number of shares of common stock underlying the portion of the Warrants then held by Treasury will be reduced by one-half of the shares of common stock originally covered by the Warrant.

Pursuant to the Treasury’s Capital Assistance Program, Fifth Third, along with the other domestic bank holding companies with assets of more than $100 billion at December 31, 2008, was subject to a forward-looking stress test called the Supervisory Capital Assessment Program.  Based on Fifth Third’s results under this assessment, Fifth Third needs to improve its Tier 1 common equity by an increase of $1.1 billion.  The exchange offer is anticipated to increase Fifth Third’s Tier 1 common equity ratio by an amount approximately equal to the value of the common stock issued in the exchange offer.  In addition to this exchange offer, Fifth Third is considering all of its available options to meet this requirement.  Such options include, but are not limited to, exchanging or repurchasing certain securities issued by Fifth Third or its affiliates, redeeming all or a portion of the preferred stock issued to Treasury in December, 2008 pursuant to the Capital Purchase Program and issuing CAP preferred stock, issuing additional equity, or the potential sale of certain non-strategic assets, including available for sale securities held in a gain position, or any combination of these options. The issuance of capital under the CAP or under alternative private sources could significantly dilute current shareholders’ ownership interests. If the Fifth Third issues CAP preferred stock in the amount of $1.1 billion, based on the exercise price of the CAP preferred stock of

$3.22, Fifth Third would issue approximately 322 million shares of common stock upon conversion of the CAP preferred stock which represents approximately 56% of Fifth Third’s shares of common stock outstanding at March 31, 2009.  Depending on the manner and terms of raising capital from private sources, a similar dilutive effect could result even if Fifth Third did not participate in the CAP at all.

Before converting any Series G Preferred Stock into our common stock, you are not entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

Before converting any Series G Preferred Stock into our common stock, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver common stock to you upon conversion of your Series G Preferred Stock and in limited cases under the adjustments to the conversion rate. For example, in the event that an amendment is proposed to our articles of incorporation or code of regulations requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to your becoming a record holder of the common stock issuable upon conversion, you will not be entitled to vote such shares in respect of such amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock proposed in such amendment.

The issuance of additional series of preferred stock could adversely affect holders of our common stock, which may negatively impact your investment.

Our Board of Directors is authorized to issue additional classes or series of preferred stock without any action on the part of the shareholders. The Board of Directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including dividend rights and preferences over the common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our dissolution, winding up and liquidation, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected. As noted above, a decline in the market price of the common stock may negatively impact the market price for the Series G Preferred Stock.

If we increase the cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we increase the cash dividend on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Consequences”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Material United States Federal Income Tax Consequences.”

As noted above, until December 31, 2011, unless the Series F Preferred Stock issued to Treasury pursuant to the Capital Purchase Program is redeemed in whole or Treasury has transferred all of the Series F Preferred Stock to third parties, we may not increase the cash dividend on our common stock without the consent of Treasury.

Holders of the Series G Preferred Stock may be unable to use the dividends-received deduction.

Distributions paid to corporate U.S. holders out of dividends on the Series G Preferred Stock may be eligible for the dividends received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future taxable years for the distributions on the Series G Preferred Stock to qualify as dividends for federal income tax purposes. See “Material United States Federal Income Tax Consequences.” If any distributions on the Series G Preferred Stock with respect to any taxable year are not eligible for the dividends-received deduction because of insufficient current or accumulated earnings and profits, the market value of the Series G Preferred Stock may decline.

The Depositary Shares may not have an active trading market.

The Depositary Shares are listed on the NASDAQ Global Select Market.  Following the Exchange Offer, however, there is no guarantee that there will continue to be a secondary market for the Depositary Shares.  Even if there is a secondary market for the Depositary Shares, it may not provide significant liquidity and transaction costs in any secondary market could be high.  As a result, the difference between bid and asked prices in any secondary market could be substantial.

Risks Relating to Our Business

Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity.

Fifth Third is required to maintain certain capital levels in accordance with banking regulations. Fifth Third must also maintain adequate funding sources in the normal course of business to support its operations and fund outstanding liabilities. Fifth Third’s ability to maintain capital levels, sources of funding and liquidity could be impacted by changes in the capital markets in which it operates and deteriorating economic and market conditions.

Each of Fifth Third’s subsidiary banks must remain well-capitalized and meet certain other requirements for Fifth Third to retain its status as a financial holding company. In addition, failure by Fifth Third’s bank subsidiaries to meet applicable capital guidelines or to satisfy certain other regulatory requirements could subject the bank to a variety of enforcement remedies available to the federal regulatory authorities. These include limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital, and the termination of deposit insurance by the FDIC.

As a regulated entity, Fifth Third must maintain certain capital requirements that may limit its operations and potential growth.

Fifth Third is a bank holding company and a financial holding company. As such, Fifth Third is subject to the comprehensive, consolidated supervision and regulation of the Board of Governors of the Federal Reserve System, including risk-based and leverage capital requirements. Fifth Third must maintain certain risk-based and leverage capital ratios as required by its banking regulators and which can change depending upon general economic conditions and Fifth Third’s particular condition, risk profile and growth plans. Compliance with the capital requirements, including leverage ratios, may limit operations that require the intensive use of capital and could adversely affect Fifth Third’s ability to expand or maintain present business levels.

Fifth Third is required to increase its common equity capital based upon the results of the Federal Reserve’s assessment of its capital under the Supervisory Capital Assessment Program.

Pursuant to Treasury’s Capital Assistance Program (the “CAP”), Fifth Third, along with the other domestic bank holding companies with assets of more than $100 billion at December 31, 2008, was subject to a forward-looking stress test called the Supervisory Capital Assessment Program (the “SCAP”).

The SCAP results indicated that under the more adverse scenario, Fifth Third would need to improve its Tier 1 common equity by an increase of $1.1 billion.  Institutions subject to the SCAP that require additional capital, or that need to improve the quality of their capital, must agree to augment their capital.  Fifth Third has until November 9, 2009, to raise the capital from private sources.

In addition to this exchange offer and our concurrent at-the-market offering of common stock, Fifth Third is considering all of its other available options to meet these capital requirements.

The issuance of capital required under the SCAP may include terms unfavorable to existing shareholders.

If Fifth Third is unable to meet the capital obligations required by the SCAP through private sources, it will issue mandatorily convertible preferred stock and warrants for common stock to Treasury, subject to potential shareholder approval if the amount of common stock issued upon exercise of the CAP preferred stock or exercise of the warrant would equal or exceed 20 percent or more of the common stock outstanding.  The announced terms of the CAP preferred stock include features that may be unfavorable to Fifth Third’s existing shareholders.  Pursuant to the terms of the CAP, so long as Treasury owns either CAP shares or common stock issued under the CAP, the issuing institution may not declare or pay dividends greater than $0.01 per share per quarter without Treasury’s consent.  In addition, the participant must submit a plan for how they intend to use the capital to support lending.  These plans will be made public upon completion of the capital investment. The participants must also submit ongoing monthly reports to the Treasury that break out lending by category and show how many new loans they provided and how many asset-backed securities and mortgage-backed securities they purchased, with a description of the lending environment in the markets they serve. The reports, which will be made public, must include a comparison to an estimate of what lending activity would have been without government capital assistance. Participating institutions will be subject to rules, regulations and Treasury guidance with respect to executive compensation, transparency, accountability and monitoring, as published and in effect at the time of the investment closing.

Fifth Third entered into a definitive agreement to sell an interest in its processing business and may not be able to generate gains on sale or related increase in shareholders’ equity commensurate with desirable levels. Moreover, the loss of income from the sale of the interest could have an adverse effect on Fifth Third’s earnings and future growth.

On March 30, 2009, Fifth Third and Advent International (“Advent”) announced that they entered into a master investment agreement pursuant to which Advent will purchase a majority interest in Fifth Third’s processing business. Fifth Third will retain a 49% interest in the processing business.  The joint venture involves Fifth Third Processing Solutions’ merchant acquiring and financial institutions processing businesses (the “Processing Business”). Fifth Third will retain its credit card issuing business.

The transaction is currently expected to close in the second quarter of 2009 and is subject to regulatory approval.  Fifth Third is subject to market forces that may make completion of the sale unsuccessful or may hinder the ability to do so within a desirable time frame.  If Fifth Third is able to complete the sale, it may not be able to fully achieve its strategic objectives and planned operating efficiencies.  Fifth Third may have difficulty separating the operations of the Processing Business and achieve lower than expected gains related to the sale of the business.  In addition, Fifth Third may suffer the loss of income from the sold portion of the Processing Business and such loss of income could have an adverse effect on its future earnings and growth.

If Fifth Third is not able to complete the sale of its Processing Business to Advent, Fifth Third will need to replace the anticipated capital benefit expected from the sale and such alternative capital will likely be on less desirable terms than capital from the sale of the Processing Business.

Fifth Third’ sale of its Processing Business to Advent is expected to contribute significantly to its capital levels by increasing Fifth Third’s Tier 1 common equity by an estimated $1.6 billion.

Based on the results of the SCAP, Fifth Third is required to increase its common equity capital.   Therefore, if the transaction with Advent does not close or does not close in the desired timeframe, Fifth Third must find an alternative source of capital to achieve the estimated capital benefit of $1.6 billion from the transaction.  Such alternative sources of capital will likely have a more dilutive effect on existing shareholders.

In addition, if Fifth Third is unable to complete the sale of its Processing Business to Advent, the price of Fifth Third’s common stock may decline to the extent that the current market price reflects a market assumption that the deal will close.

Weakness in the economy and in the real estate market, including specific weakness within Fifth Third’s geographic footprint, has adversely affected Fifth Third and may continue to adversely affect Fifth Third.

If the strength of the U.S. economy in general and the strength of the local economies in which Fifth Third conducts operations declines, or continues to decline, this could result in, among other things, a deterioration in credit quality or a reduced demand for credit, including a resultant effect on Fifth Third’s loan portfolio and allowance for loan and lease losses. A significant portion of Fifth Third’s residential mortgage and commercial real estate loan portfolios are comprised of borrowers in Michigan, Northern Ohio and Florida, which markets have been particularly adversely affected by job losses, declines in real estate value, declines in home sale volumes, and declines in new home building. These factors could result in higher delinquencies and greater charge-offs in future periods, which would materially adversely affect Fifth Third’s financial condition and results of operations. See “Summary—Recent Developments.”

Deteriorating credit quality, particularly in real estate loans, has adversely impacted Fifth Third and may continue to adversely impact Fifth Third.

Fifth Third has experienced a downturn in credit performance that continued throughout  2008, and Fifth Third expects credit conditions and the performance of its loan portfolio to continue to deteriorate in the near term. This caused Fifth Third to increase its allowance for loan and lease losses in the fourth quarter of 2007 and throughout 2008, driven primarily by higher allocations related to home equity loans and commercial real estate loans. Additional increases in the allowance for loan and lease losses may be necessary in the future. Accordingly, a decrease in the quality of Fifth Third’s credit portfolio could have a material adverse effect on earnings and results of operations.  See "Summary—Recent Developments.”

Fifth Third’s results depend on general economic conditions within its operating markets.

The revenues of Fifth Third Processing Solutions (“FTPS”) are dependent on the transaction volume generated by its merchant and financial institution customers. This transaction volume is largely dependent on consumer and corporate spending. If consumer confidence suffers and retail sales decline, FTPS will be negatively impacted. Similarly, if an economic downturn results in a decrease in the overall volume of corporate transactions, FTPS will be negatively impacted. FTPS is also impacted by the financial stability of its merchant customers. FTPS assumes certain contingent liabilities related to the processing of Visa® and MasterCard® merchant card transactions. These liabilities typically arise from billing disputes between the merchant and the cardholder that are ultimately resolved in favor of the cardholder. These transactions are charged back to the merchant and disputed amounts are returned to the cardholder. If FTPS is unable to collect these amounts from the merchant, FTPS will bear the loss.

The fee revenue of Fifth Third Investment Advisors, a division of Fifth Third’s banking subsidiaries (“Investment Advisors”) is largely dependent on the fair market value of assets under care and trading volumes in the brokerage business. General economic conditions and their effect on the securities markets tend to act in correlation. When general economic conditions deteriorate, consumer and corporate confidence in securities markets erodes, and Investment Advisors’ revenues are negatively impacted as asset values and trading volumes decrease. Neutral economic conditions can also negatively impact revenue when stagnant securities markets fail to attract investors.

Changes in interest rates could affect Fifth Third’s income and cash flows.

Fifth Third’s income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond Fifth Third’s control, including general economic conditions and the policies of various governmental and regulatory agencies (in particular, the Federal Reserve System). Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the prepayment speed of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits or other sources of funding. The impact of these changes may be magnified if Fifth Third does not effectively manage the relative sensitivity of its assets and liabilities to changes in market interest rates. Fluctuations in these areas may adversely affect Fifth Third and its shareholders.

Changes and trends in the capital markets may affect Fifth Third’s income and cash flows.

Fifth Third enters into and maintains trading and investment positions in the capital markets on its own behalf and on behalf of its customers. These investment positions also include derivative financial instruments. The revenues and profits Fifth Third derives from its trading and investment positions are dependent on market prices. If it does not correctly anticipate market changes and trends, Fifth Third may experience investment or trading losses that may materially affect Fifth Third and its shareholders. Losses on behalf of its customers could expose Fifth Third to litigation, credit risks or loss of revenue from those customers. Additionally, substantial losses in Fifth Third’s trading and investment positions could lead to a loss with respect to those investments and may adversely affect cash flows and funding costs.

Problems encountered by financial institutions larger or similar to Fifth Third could adversely affect financial markets generally and have indirect adverse effects on Fifth Third.

The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which Fifth Third interacts on a daily basis, and therefore could adversely affect Fifth Third.

If Fifth Third does not adjust to rapid changes in the financial services industry, its financial performance may suffer.

Fifth Third’s ability to deliver strong financial performance and returns on investment to shareholders will depend in part on its ability to expand the scope of available financial services to meet the needs and demands of its customers. In addition to the challenge of competing against other banks in attracting and retaining customers for traditional banking services, Fifth Third’s competitors also include securities dealers, brokers, mortgage bankers, investment advisors, specialty finance and insurance companies who seek to offer one-stop financial services that may include services that banks have not been able or allowed to offer to their customers in the past or may not be currently able or allowed to offer. This increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems, as well as the accelerating pace of consolidation among financial service providers.

The preparation of Fifth Third’s financial statements requires the use of estimates that may vary from actual results.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the financial statements. Two of Fifth Third’s most critical estimates are the level of the allowance for loan and lease losses and the valuation of mortgage servicing rights. Due to the inherent nature of these estimates, Fifth Third cannot provide absolute assurance that it will not significantly increase the allowance for loan and lease losses and/or sustain credit losses that are significantly higher than the provided allowance, nor that it will not recognize a significant provision for impairment of its mortgage servicing rights. If Fifth Third’s allowance for loan and lease losses is not adequate, Fifth Third’s business, financial condition, including its liquidity and capital, and results of operations could be materially adversely affected. Additionally, in the future, Fifth Third may increase its allowance for loan and lease losses, which could have a material adverse effect on its capital and results of operations. For more information on the sensitivity of these estimates, please refer to the Critical Accounting Policies section of both our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

Fifth Third regularly reviews its litigation reserves for adequacy considering its litigation risks and probability of incurring losses related to litigation. However, Fifth Third cannot be certain that its current litigation reserves will be adequate over time to cover its losses in litigation due to higher than anticipated settlement costs, prolonged litigation, adverse judgments, or other factors that are largely outside of Fifth Third’s control. If Fifth Third’s litigation reserves are not adequate, Fifth Third’s business, financial condition, including its liquidity and capital, and results of operations could be materially adversely affected. Additionally, in the future, Fifth Third may increase its litigation reserves, which could have a material adverse effect on its capital and results of operations.

Changes in accounting standards could impact Fifth Third’s reported earnings and financial condition.

The accounting standard setters, including the Financial Accounting Standards Board (“FASB”), the SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of Fifth Third’s consolidated financial statements. These changes can be hard to predict and can materially impact how Fifth Third records and reports its financial condition and results of operations. In some cases, Fifth Third could be required to apply a new or revised standard retroactively, which would result in the restatement of Fifth Third’s prior period financial statements.

Legislative or regulatory compliance, changes or actions or significant litigation, could adversely impact Fifth Third or the businesses in which Fifth Third is engaged.

Fifth Third is subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of its operations and limit the businesses in which Fifth Third may engage. These laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact Fifth Third or its ability to increase the value of its business. Additionally, actions by regulatory agencies or significant litigation against Fifth Third could cause it to devote significant time and resources to defending itself and may lead to penalties that materially affect Fifth Third and its shareholders. Future changes in the laws, including tax laws, or, as a participant in the Capital Purchase Program under EESA, the rules and regulations promulgated under EESA or ARRA, or regulations or their interpretations or enforcement may also be materially adverse to Fifth Third and its shareholders or may require Fifth Third to expend significant time and resources to comply with such requirements.

Fifth Third’s business, financial condition and results of operations are highly regulated and could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies placing increased focus on and scrutiny of the financial services industry. The U.S. Government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis. In addition to participating in Treasury’s CPP and CAP, the U.S. Government has taken steps that include enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insured deposits. These programs subject Fifth Third and other financial institutions who have participated in these programs to additional restrictions, oversight and/or costs that may have an impact on Fifth Third’s business, financial condition, results of operations or the price of its common stock.

Compliance with such regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner. We also will be required to pay significantly higher FDIC premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. The increased costs associated with anticipated regulatory and political scrutiny could adversely impact our results of operations.

New proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry. Federal and state regulatory agencies also frequently adopt changes to their regulations and/or change the manner in which existing regulations are applied. Fifth Third cannot predict whether any pending or future legislation will be adopted or the substance and impact of any such new legislation on Fifth Third. Additional regulation could affect Fifth Third in a substantial way and could have an adverse effect on its business, financial condition and results of operations.

Fifth Third and/or the holders of its securities could be adversely affected by unfavorable ratings from rating agencies.

Fifth Third’s ability to access the capital markets is important to its overall funding profile. This access is affected by the ratings assigned by rating agencies to Fifth Third, certain of its affiliates and particular classes of securities they issue. The interest rates that Fifth Third pays on its securities are also influenced by, among other things, the credit ratings that it, its affiliates and/or its securities receive from recognized rating agencies. A downgrade to Fifth Third’s, or its affiliates’, credit rating could affect its ability to access the capital markets, increase its borrowing costs and negatively impact its profitability. A ratings downgrade to Fifth Third, its affiliates or their securities could also create obligations or liabilities to Fifth Third under the terms of its outstanding securities that could increase Fifth Third’s costs or otherwise have a negative effect on Fifth Third’s results of operations or financial condition. Additionally, a downgrade of the credit rating of any particular security issued by Fifth Third or its affiliates could negatively affect the ability of the holders of that security to sell the securities and the prices at which any such securities may be sold.  As described under “Summary – Recent Developments,” on April 14, 2009, Moody's Investors Service downgraded Fifth Third’s issuer rating to  “Baa1” from “A2” and downgraded the long term debt rating and deposit ratings for Fifth Third’s Ohio and Michigan bank subsidiaries to “A2” from “A1.”

On May 4, 2009, Standard & Poor’s Ratings Services (“Standard & Poor’s”) placed Fifth Third on “CreditWatch Negative” as part of an ongoing industry-wide review the agency is conducting on the financial services sector as a result of concerns about increasing credit quality deterioration and declining earnings across the industry and the impact that may have on the capital positions of financial firms. In addition, on May 15, 2009, Fitch Ratings Ltd. (“Fitch”) placed Fifth Third on “Rating Watch Negative.”  As of the date of this prospectus, we are under review by Standard & Poor’s and Fitch and Standard & Poor’s and Fitch have neither confirmed nor changed our ratings. Our Standard & Poor’s and our Fitch ratings are subject to change at any time.

In general, rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix and level and quality of earnings, and there can be no assurance that we will maintain the aforementioned credit ratings. In addition, ratings agencies have themselves been subject to scrutiny arising from the financial crisis and there is no assurance that rating agencies will not make or be required to make substantial changes to their ratings policies and practices or that such changes would not affect ratings of our securities or of securities in which we have an economic interest. Any decrease, or potential decrease, in credit ratings could impact access to the capital markets and/or increase the cost of debt, and thereby adversely affect liquidity and financial condition.

The financial services industry is highly competitive and creates competitive pressures that could adversely affect Fifth Third’s revenue and profitability.

The financial services industry in which Fifth Third operates is highly competitive. Fifth Third competes not only with commercial banks, but also with insurance companies, mutual funds, hedge funds, and other companies offering financial services in the U.S., globally and over the internet. Fifth Third competes on the basis of several factors, including capital, access to capital, products, services, transaction execution, innovation, reputation and price. Over time, certain sectors of the financial services industry have become more concentrated, as institutions involved in a broad range of financial services have been acquired by or merged into other firms. In fiscal 2008, this trend accelerated considerably, as several major U.S. financial institutions consolidated, were forced to merge, received substantial government assistance or were placed into conservatorship by the U.S. Government. These developments could result in Fifth Third’s competitors gaining greater capital and other resources, such as a broader range of products and services and geographic diversity. Fifth Third may experience pricing pressures as a result of these factors and as some of its competitors seek to increase market share by reducing prices.

Fifth Third could suffer if it fails to attract and retain skilled personnel.

As Fifth Third continues to grow, its success depends, in large part, on its ability to attract and retain key individuals. Competition for qualified candidates in the activities and markets that Fifth Third serves is great and Fifth Third may not be able to hire these candidates and retain them. If Fifth Third is not able to hire or retain these key individuals, including as a result of compensation restrictions imposed generally on recipients of investments under Treasury’s Capital Purchase Program, Fifth Third may be unable to execute its business strategies and may suffer adverse consequences to its business, operations and financial condition.

If Fifth Third is unable to grow its deposits, it may be subject to paying higher funding costs.

The total amount that Fifth Third pays for funding costs is dependent, in part, on Fifth Third’s ability to grow its deposits. If Fifth Third is unable to sufficiently grow its deposits, it may be subject to paying higher funding costs. This could materially adversely affect Fifth Third’s earnings and results of operations.

Future acquisitions may dilute current shareholders’ ownership of Fifth Third and may cause Fifth Third to become more susceptible to adverse economic events.

Future business acquisitions could be material to Fifth Third and it may issue additional shares of common stock to pay for those acquisitions, which would dilute current shareholders’ ownership interests. Acquisitions also could require Fifth Third to use substantial cash or other liquid assets or to incur debt. In those events, Fifth Third could become more susceptible to economic downturns and competitive pressures.

Difficulties in combining the operations of acquired entities with Fifth Third’s own operations may prevent Fifth Third from achieving the expected benefits from its acquisitions.

Inherent uncertainties exist when integrating the operations of an acquired entity. Fifth Third may not be able to fully achieve its strategic objectives and planned operating efficiencies in an acquisition. In addition, the markets and industries in which Fifth Third and its potential acquisition targets operate are highly competitive. Fifth Third may lose customers or the customers of acquired entities as a result of an acquisition. Future acquisition and integration activities may require Fifth Third to devote substantial time and resources and as a result Fifth Third may not be able to pursue other business opportunities.

After completing an acquisition, Fifth Third may find certain items are not accounted for properly in accordance with financial accounting and reporting standards. Fifth Third may also not realize the expected benefits of the acquisition due to lower financial results pertaining to the acquired entity. For example, Fifth Third could experience higher charge offs than originally anticipated related to the acquired loan portfolio.

Material breaches in security of Fifth Third’s systems may have a significant effect on Fifth Third’s business.

Fifth Third collects, processes and stores sensitive consumer data by utilizing computer systems and telecommunications networks operated by both Fifth Third and third party service providers. Fifth Third has security, backup and recovery systems in place, as well as a business continuity plan to ensure the system will not be inoperable. Fifth Third also has security to prevent unauthorized access to the system. In addition, Fifth Third requires its third party service providers to maintain similar controls. However, Fifth Third cannot be certain that the measures will be successful. A security breach in the system and loss of confidential information such as credit card numbers and related information could result in losing the customers’ confidence and thus the loss of their business.

Fifth Third is exposed to operational, reputational, legal, compliance and regulatory risk.

Fifth Third is exposed to many types of operational risk, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees, customers or outsiders, unauthorized transactions by employees or operational errors.

Negative public opinion can result from Fifth Third’s actual or alleged conduct in activities, such as lending practices, data security, corporate governance and acquisitions, and may damage Fifth Third’s reputation. Additionally, actions taken by government regulators and community organizations may also damage Fifth Third’s reputation. This negative public opinion can adversely affect Fifth Third’s ability to attract and keep customers and can expose it to litigation and regulatory action.

Fifth Third’s necessary dependence upon automated systems to record and process its transaction volume poses the risk that technical system flaws or employee errors, tampering or manipulation of those systems will result in losses and may be difficult to detect. Fifth Third may also be subject to disruptions of its operating systems arising from events that are beyond its control (for example, computer viruses or electrical or telecommunications outages). Fifth Third is further exposed to the risk that its third party service providers may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors as Fifth Third). These disruptions may interfere with service to Fifth Third’s customers and result in a financial loss or liability.

Fifth Third and other financial institutions have been the subject of increased litigation which could result in legal liability and damage to its reputation.

Fifth Third and certain of its directors and officers have been named from time to time as defendants in various class actions and other litigation relating to Fifth Third’s business and activities. Past, present and future litigation have included or could include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. Fifth Third is also involved from time to time in other reviews, investigations and proceedings (both formal and informal) by governmental and self-regulatory agencies regarding its business. These matters also could result in adverse judgments, settlements, fines, penalties, injunctions, restrictions on certain activities or other relief. Like other large financial institutions and companies, Fifth Third is also subject to risk from potential employee misconduct, including non-compliance with policies and improper use or disclosure of confidential information. Substantial legal liability or significant regulatory action against Fifth Third could materially adversely affect its business, financial condition or results of operations and/or cause significant reputational harm to its business.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer.  We will pay all fees and expenses related to the exchange offer, other than any broker commissions as described under “Summary – Summary of the Exchange Offer.”  Except as otherwise provided in the letter of transmittal, we will pay the transfer taxes, if any, on the exchange of any Depositary Shares.

CAPITALIZATION

The following table shows our capitalization as of March 31, 2009:

•	on a historical basis;
•	on a pro forma basis to reflect consummation of this Offer to Exchange assuming the acceptance of 11,075,000 outstanding Depositary Shares.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference herein.  See also “The Exchange Offer—Accounting Treatment.”

Fifth Third Bancorp
Pro forma Capitalization Table
As of March 31, 2009
(in millions)

		Conversion
	As reported	adjustments (a)		Pro forma
Debt payable in one year
Federal funds purchased	$363			$363
Other short-term borrowings	11,076			11,076
Long-term debt	2,567			2,567
Long-term debt	9,611			9,611
Total Debt	23,617			23,617

Common stock	(1,295)	(213)		(1,508)
Preferred stock	(4,252)	1,072		(3,180)
Capital surplus	(841)	(510	) b	(1,351)
Retained earnings	(5,792)	(13	) c	(5,805)
Accumulated other comprehensive income	(151)			(151)
Treasury stock	229			229
Total Shareholder's Equity	(12,102)	336		(11,766)
Total Capitalization	$11,515	336		$11,851

a	This pro forma capitalization table reflects an assumed full conversion of the Series G Preferred Stock for common stock and cash and reflects an assumed conversion date of March 31, 2009.
b	Includes conversion costs of approximately $4 million that are charged against the capital surplus at conversion.
c
This pro forma credit to retained earnings is calculated as the excess of the carrying value of the preferred stock over the fair value of the common stock plus cash exchanged. The fair value of the common stock is based on the volume weighted average price of the common stock for the five trading days ended May 18, 2009.

MARKET FOR OUR STOCK

The Depositary Shares are listed on the NASDAQ Global Select Market under the symbol “FITBP.”  Our common stock is listed on the NASDAQ Global Select Market under the symbol “FITB.”  The following table sets forth the high and low sales prices and dividends declared per share on each of our common stock and on each Depositary Share during the periods shown:

	Common Stock			Depositary Share
	High	Low	Dividends	High	Low	Dividends
Year Ending December 31, 2007:
First Quarter	$ 41.41	$ 37.93	$ 0.42	-	-	-
Second Quarter	$ 43.32	$ 37.88	$ 0.42	-	-	-
Third Quarter	$ 41.17	$ 33.60	$ 0.42	-	-	-
Fourth Quarter	$ 35.34	$ 24.82	$ 0.44	-	-	-

Year Ending December 31, 2008:
First Quarter	$ 28.58	$ 20.25	$ 0.44	-	-	-
Second Quarter	$ 23.75	$ 8.96	$ 0.15	-	-	-
Third Quarter	$ 21.00	$ 7.96	$ 0.15	$ 164.24	$ 77.80	$ 2.243
Fourth Quarter	$ 14.75	$ 6.32	$ 0.01	$ 130.00	$ 63.11	$ 2.125

Year Ending December 31, 2009:
First Quarter	$ 8.65	$ 1.01	$ 0.01	$ 89.99	$ 14.90	$ 2.125
Second Quarter (through May 18, 2009)	$ 9.15	$ 2.50	-	$ 98.40	$ 37.50	-

On May 18, 2009 the closing sale price of our common stock, as reported by the NASDAQ Global Select Market, was $7.99 per share and the closing sale price of each Depositary Share, as reported by the NASDAQ Global Select Market, was $91.69 per share.  On February 27, 2009, there were approximately 172,119 holders of record of the common stock and approximately 553 holders of record of the Depositary Shares.

Fifth Third urges you to obtain current market price information for our common stock and the Depositary Shares before deciding whether to participate in the offer.

DIVIDEND POLICY

Holders of common stock are entitled to dividends as and when declared by the Board of Directors out of funds legally available for the payment of dividends. In the second quarter of 2008, the Company cut its dividend to $0.15 and, in the fourth quarter of 2008, the Company cut its dividend to $0.01.  Most of the revenues of Fifth Third available for payment of dividends derive from amounts paid to it by its subsidiaries. Compliance with the standards set forth in Federal Reserve’s guidelines could limit the amount of dividends that we and our affiliates may pay in the future.  The amount of future dividends will depend on earnings, financial condition, capital requirements and other factors, and will be determined by our Board of Directors on quarterly basis.

Prior to December 31, 2011, unless Fifth Third has redeemed the Series F Preferred Stock issued to Treasury or Treasury has transferred the Series F Preferred Stock to a third party, the consent of Treasury will be required for the Company to (1) declare or pay any dividend or make any distribution on its common stock (other than regular quarterly cash dividends not in excess of $0.15 per share of common stock) or (2) redeem, purchase or acquire any shares of its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement.  In addition, the Company’s ability to declare or pay dividends or repurchase its common stock or other equity or capital securities will be subject to restrictions in the event that it fails to declare and pay (or set aside for payment) full dividends on the Series F Preferred Stock.  Although Fifth Third does not anticipate participating in the CAP, participation in the CAP would prevent Fifth Third from declaring or paying dividends greater than $0.01 per share per quarter without Treasury’s consent for so long as Treasury owns either CAP shares or common stock issued under the CAP.  See “Risk Factors.”

SUMMARY CONSOLIDATED FINANCIAL DATA

Historical Financial Data

The following tables set forth summary consolidated financial data as of and for each of the three years ended December 31, 2008, 2007 and 2006 and as of and for the three months ended March 31, 2009. This data was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and our unaudited information contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 which are incorporated by reference herein. The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are set forth in such Annual Report on Form 10-K and such Quarterly Report on Form 10-Q.

Fifth Third Bancorp

($ in 000's)	March 31,	December 31,
Summary of Operations:	2009	2008	2007	2006
Interest income	1,177,684	5,607,958	6,027,341	5,954,848
Interest expense	401,719	2,094,263	3,018,828	3,082,069
Net interest income	775,965	3,513,695	3,008,513	2,872,779
Provision for loan and lease losses	773,462	4,559,566	628,254	343,344
Net interest income (loss) after provision for loan and lease losses	2,503	(1,045,871)	2,380,259	2,529,435
Noninterest income	696,599	2,945,654	2,467,122	2,012,460
Noninterest expenses	961,386	4,564,270	3,310,403	2,915,392
Income (loss) before income taxes and cumulative effect	(262,284)	(2,664,487)	1,536,978	1,626,503
Applicable income tax expense (benefit)	(312,222)	(551,583)	461,148	441,531
Income (loss) before cumulative effect	49,938	(2,112,904)	1,075,830	1,184,972
Cumulative effect of change in accounting principle, net of tax	-	-	-	3,526
Net income (loss)	49,938	(2,112,904)	1,075,830	1,188,498
Dividends on preferred stock	76,298	67,431	740	740
Net income (loss) available to common shareholders	(26,360)	(2,180,335)	1,075,090	1,187,758

Common Share Data:
Earnings per share	(0.04)	(3.94)	2.00	2.14
Earnings per diluted share	(0.04)	(3.94)	1.99	2.13
Cash dividends declared per common share	0.01	0.75	1.70	1.58
Book value at period end	13.61	13.57	17.18	18.00
Average shares outstanding	571,810	553,113	537,670	554,983
Average diluted shares outstanding	571,810	553,113	540,118	557,494

Fifth Third Bancorp
($ in 000's)	March 31,	December 31,
	2009	2008	2007	2006
Financial Condition at Period End:
Securities	18,680,894	14,277,900	11,203,342	11,595,720
Loans and leases (includes held for sale loans)	85,170,995	85,595,429	84,581,240	75,502,315
Assets	119,312,668	119,763,812	110,961,511	100,669,263
Deposits	79,782,195	78,612,705	75,445,107	69,380,046
Short-term borrowings	11,439,029	10,245,468	9,173,389	4,216,891
Long-term debt and convertible subordinated notes	12,177,679	13,585,055	12,856,698	12,558,082
Shareholders’ equity	12,102,402	12,077,170	9,161,061	10,021,971

Profitability Ratios:
Return on average assets	0.17%	-1.85%	1.05%	1.13%
Return on average common equity	-1.36%	-23.00%	11.2%	12.1%
Net interest margin (c)	3.06%	3.54%	3.36%	3.06%
Efficiency ratio (c)	65.1%	70.4%	60.2%	59.4%
Noninterest income to total income	47.3%	45.6%	45.1%	41.2%
Dividend payout	-22.3%	-19.0%	85.4%	74.1%

Capital Ratios:
Average shareholders’ equity to average assets	10.18%	8.78%	9.35%	9.32%
Tier 1 risk-adjusted capital	10.93%	10.59%	7.72%	8.39%
Total risk-adjusted capital	15.13%	14.78%	10.16%	11.07%
Tier 1 leverage	10.29%	10.27%	8.50%	8.44%

Ratio of Earnings to Fixed Charges:
Including deposit interest	0.36x	N/A (b)	1.51x	1.52x
Excluding deposit interest	N/A(a)	N/A (b)	2.48x	2.36x

Ratio of Earnings to Fixed Charges and
Preferred Stock Dividends:
Including deposit interest	0.31x	N/A (b)	1.50x	1.52x
Excluding deposit interest	N/A(a)	N/A (b)	2.48x	2.36x

Credit Quality Ratios:

Allowance for credit losses to nonperforming assets (d)	108.20%	120.30%	102.57%	186.33%
Allowance for credit losses to loans and leases outstanding (d)	3.99%	3.54%	1.29%	1.14%
Net charge-offs to average loans and leases outstanding	2.37%	3.23%	0.61%	0.44%
Nonperforming assets to loans, leases and other real estate owned (e)	3.19%	2.38%	1.25%	0.61%

(a)	Earnings are inadequate to cover fixed charges by $262 million.
(b)	Earnings are inadequate to cover fixed charges by $2.7 billion
(c)
Amounts presented on a fully taxable equivalent basis (FTE). The taxable equivalent adjustments for the quarter ended March 31, 2009 was $5 million and for the years ending December 31, 2008, 2007 and 2006 were $22 million, $24 million and $26 million.

(d)	The allowance for credit losses is the sum of the allowance for loan and lease losses and the reserve for unfunded commitments.
(e)	Excludes nonaccrual loans held for sale

Pro Forma Financial Data

The following summary unaudited pro forma consolidated financial data for the year ended December 31, 2008 and the quarter ended March 31, 2009 is being presented to show the effect on our statement of operations data, other financial data and balance sheet data on a pro forma basis as adjusted to reflect consummation of this Offer to Exchange assuming the acceptance of 11,075,000 outstanding Depositary Shares.

Fifth Third Bancorp
Pro forma Condensed Consolidated Statement of Income
For the year ended December 31, 2008
(in millions, except per share data)

Conversion
As reported	Adjustments (b)	As adjusted	adjustments (a)	Pro forma
Interest income	$5,608	$5,608	$5,608
Interest expense	2,094	2,094	2,094
Net interest income	3,514	3,514	3,514
Provision for loan and lease losses	4,560	4,560	4,560
Net interest loss after provision for loan and lease losses	(1,046)	(1,046)	(1,046)
Noninterest income	2,946	2,946	2,946
Noninterest expense	4,564	4,564	4,564
Loss before income taxes	(2,664)	(2,664)	(2,664)
Income tax benefit	(551)	(551)	(551)
Net loss	(2,113)	(2,113)	(2,113)
Dividends on preferred stock	67	47	114	(106)	c	8
Net loss available to common shareholders	$(2,180)	$(47)	$(2,227)	$106	$(2,121)

Basic EPS	$(3.94)	$(4.03)	$(3.27)
Diluted EPS	$(3.94)	$(4.03)	$(3.27)
Average basic common shares outstanding	553	553	96	649
Average diluted common shares outstanding	553	553	96	649

Earnings to fixed charges and preferred stock dividend requirements	n/a	d	n/a	e	n/a	f

a
This pro forma condensed consolidated statement of income reflects an assumed full conversion of the Series G Preferred Stock for common stock and cash and reflects an assumed conversion date of January 1, 2008.

b
The Series G Preferred Stock was issued in June 2008 and therefore the "As reported" income statement reflects a half-year of dividends during 2008, or approximately $47 million. The "As reported" income statement was adjusted to reflect a full year of dividends on the preferred shares, or approximately $94 million, before presenting the conversion adjustments and the pro forma income statement after the conversion adjustments.

c
The dividend conversion adjustment is calculated as (1) the excess of the carrying value of the preferred stock over the fair value of the common stock plus cash exchanged, plus (2) a full year of preferred stock cash dividends of approximately $94 million assumed to be retained due to the conversion. The fair value of the common stock is based on the volume weighted average price of the common stock for the five trading days ended May 18, 2009.

d	Earnings are inadequate to cover fixed charges by $2.7 billion.
e	Adjusted earnings are inadequate to cover adjusted fixed charges by $2.8 billion.
f	Pro forma earnings are inadequate to cover pro forma fixed charges by $2.7 billion.

Fifth Third Bancorp
Pro forma Condensed Consolidated Balance Sheet
As of March 31, 2009
(in millions, except per share data)

		Conversion
Assets	As reported	adjustments (a)		Pro forma
Cash	$2,491	(336)	b	$2,155
Investment securities	20,268			20,268
Loans and leases, gross	85,171			85,171
Allowance for loan and lease losses	3,070			3,070
Loans and leases, net	82,101			82,101
Goodwill	2,623			2,623
Intangible assets	154			154
Other assets	11,676			11,676
Total Assets	$119,313	(336)		$118,977

Liabilities
Deposits	$79,782			$79,782
Borrowings	23,617			23,617
Other liabilities	3,812			3,812
Total Liabilities	107,211			107,211

Shareholders' Equity
Common stock	1,295	213		1,508
Preferred stock	4,252	(1,072)		3,180
Capital surplus	841	510	b	1,351
Retained earnings	5,792	13	c	5,805
Accumulated other comprehensive income	151			151
Treasury stock	(229)			(229)
Total Shareholders' Equity	12,102	(336)		11,766

Total Liabilities and Shareholders' Equity	$119,313	(336)		$118,977

Book value per common share outstanding at end of period	$13.61			$12.77

a
This pro forma condensed consolidated balance sheet reflects an assumed full conversion of the Series G Preferred Stock for common stock and cash and reflects an assumed conversion date of March 31, 2009.

b	Includes conversion costs of approximately $4 million that are charged against the capital surplus at conversion.
c
This pro forma credit to retained earnings is calculated as the excess of the carrying value of the preferred stock over the fair value of the common stock plus cash exchanged. The fair value of the common stock is based on the volume weighted average price of the common stock for the five trading days ended May 18, 2009.

Fifth Third Bancorp
Pro forma Condensed Consolidated Statement of Income
For the three months ended March 31, 2009
(in millions, except per share data)

			Conversion
	As reported		adjustments (a)		Pro forma
Interest income	$1,178				$1,178
Interest expense	402				402
Net interest income	776				776
Provision for credit losses	773				773
Net interest income after provision for credit losses	3				3
Noninterest income	697				697
Noninterest expense	962				962
Loss before income taxes	(262)				(262)
Income tax benefit	(312)				(312)
Net income	50				50
Dividends on preferred stock	76		(36	) b	40
Net loss available to common shareholders	$(26)		36		$10

Basic EPS	$(0.04)				$0.02
Diluted EPS	$(0.04)				$0.02
Average basic common shares outstanding	572		96		668
Average diluted common shares outstanding	572		96		668

Earnings to fixed charges and preferred stock dividend requirements	n/a	c			n/a	d

a
This pro forma condensed consolidated statement of income reflects an assumed full conversion of the Series G Preferred Stock for common stock and cash and reflects a conversion date of January 1, 2009.

b
The dividend adjustment is calculated as (1) the excess of the carrying value of the preferred stock over the fair value of the common stock plus cash exchanged, plus (2) the preferred stock cash dividends of $23.5 million assumed to be retained due to the conversion. The fair value of the common stock is based on the volume weighted average price of the common stock for the five trading days ended May 18, 2009.

c	Earnings are inadequate to cover fixed charges by $262 million.
d	Pro forma earnings are inadequate to cover pro forma fixed charges by $238 million.

Data regarding the effect of the above transactions and other transactions occurring since the balance sheet date on our capitalization are set forth above under “Capitalization.”

THE EXCHANGE OFFER

Purpose and Effects of the Exchange Offer

We are making the exchange offer because we believe that the exchange offer, if completed, will improve our capital structure by reducing our future Series G Preferred Stock dividend obligations and increasing the common equity component of our capital position.

Terms of the Exchange Offer

We are offering to exchange 2,158.8272 shares of our common stock and $7,500 in cash for each set of 250 validly tendered and accepted Depositary Shares upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related letter of transmittal (equivalent to approximately 8.6353 shares of our common stock and $30 in cash for each Depositary Share).  We will only accept Depositary Shares tendered in integral multiples of 250.

Expiration Date

The term “expiration date” means 5:00 p.m., New York City time, on June 17, 2009. However, if we extend the period of time for which the exchange offer remains open, the term “expiration date” of this exchange offer means the latest time and date to which the exchange offer is so extended.

Fractional Shares

We will not issue any fractional shares of common stock in the exchange offer. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis for each holder), holders participating in the exchange offer will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the closing price per share of our common stock on the last business day immediately preceding the expiration date of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of this Offer to Exchange to the contrary, we will not be required to accept for exchange Depositary Shares tendered pursuant to the exchange offer and may terminate or extend the exchange offer if any condition to the exchange offer is not satisfied. We may also, subject to Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of Depositary Shares validly tendered and not withdrawn prior to the expiration date of the exchange offer, if any one of the following conditions has occurred, and the occurrence thereof has not been waived by us in our reasonable discretion:

•
there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer;

•
an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•
there shall have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our sole judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the exchange offer or make it inadvisable to do so, including based on our pro forma capital structure, (c) would materially impair the contemplated benefits of the exchange offer to us or be material to holders in deciding whether to accept the exchange offer; or (d) there shall have occurred:

o	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

o	any material adverse change in the price of our common stock in United States securities or financial markets;

o	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

o
any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions; or

o
a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

These conditions to the exchange offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion on or before the expiration date of the exchange offer, whether or not any other condition of the exchange offer also is waived and regardless of the circumstances giving rise to the failure of any such condition. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

Extension, Delay in Acceptance, Amendment or Termination

We expressly reserve the right to extend the exchange offer for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the Exchange Agent and by making a public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the exchange offer. During any extension of the exchange offer, all shares of Depositary Shares previously tendered and not accepted for purchase will remain subject to the exchange offer and may, subject to the terms of the exchange offer, be accepted for exchange by us.

We have the right to terminate or withdraw, in our reasonable judgment, the offer,  if  our condition to the offer is not met by the expiration date.  We also expressly reserve the right, in our reasonable judgment, at any time or from time to time, subject to and in accordance with applicable law, to:

•	delay the acceptance for exchange of Depositary Shares; or

•
waive any condition or otherwise amend the terms of the exchange offer in any respect prior to the expiration of the exchange offer, by giving oral, confirmed in writing, or written notice of such waiver or amendment to the Exchange Agent.

Other than an extension of the exchange offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered Depositary Shares.

If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will promptly disseminate disclosure regarding the changes to the exchange offer and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the number of Depositary Shares sought or the amount of consideration offered in the exchange, we will promptly disseminate disclosure regarding the changes and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Any waiver, amendment or modification will apply to all shares of Depositary Shares tendered, regardless of when or in what order such Depositary Shares were tendered. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer.

Except as set forth above or as otherwise required by law, without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

We expressly reserve the right, in our reasonable discretion, to terminate the exchange offer if any of the conditions set forth above in the first paragraph under “—Conditions to the Exchange Offer” shall have occurred. Any such termination will be followed promptly by a public announcement of such termination. In addition, if we terminate the exchange offer, we will give immediate notice thereof to the Exchange Agent. If the exchange offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered your Depositary Shares in connection with the exchange offer, and any Depositary Shares you have tendered that we have not accepted for exchange will be returned promptly to you.

Procedures for Tendering Depositary Shares

General

In order to participate in the offer, you must validly tender your Depositary Shares to the Exchange Agent as described below. It is your responsibility to validly tender your Depositary Shares. We have not provided guaranteed delivery procedures in conjunction with the offer.  We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Tendering of Depositary Shares Through DTC

The Depositary Shares are in book-entry form and must be tendered through DTC. DTC participants must electronically transmit their acceptance of the offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the offer and send an agent’s message to the Exchange Agent for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from you that you have received this Offer to Exchange and accompanying letter of transmittal and agree to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against you.

Effect of Letter of Transmittal

Subject to and effective upon the acceptance for exchange of Depositary Shares tendered thereby, by being deemed to have executed and delivered a letter of transmittal as part of your electronic submission of your tender through DTC, you (i) irrevocably tender, sell, assign and transfer to or upon our order all right, title and interest in and to all the Depositary Shares tendered thereby and (ii) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered Depositary Shares), with full power coupled with an interest, to:

•	transfer ownership of the Depositary Shares on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the Depositary Shares for transfer on the relevant security register;

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the Depositary Shares, all in accordance with the terms of the offer; and

•
deliver, in book-entry form, the shares of common stock issuable upon acceptance of Depositary Shares tendered, together with any Depositary Shares not accepted in the exchange offer, to the designated DTC account.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Depositary Shares pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Depositary Shares determined by us not to be in proper form, or if the acceptance of, or exchange of, such Depositary Shares may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the offer that we are legally permitted to waive.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the Exchange Agent, the Information Agent and any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Depositary Shares or will incur any liability for failure to give any such notification. Please send all materials to the Exchange Agent and not to us or the Information Agent.

Withdrawal of Tenders

You may validly withdraw Depositary Shares that you tender at any time prior to the expiration date of the offer, which is 5:00 p.m., New York City time, on June 17, 2009, unless extended by us. In addition, if not previously returned, you may withdraw any Depositary Shares that you tender that are not accepted by us for exchange after the expiration of 40 business days from the commencement of the offer.  You may also validly withdraw Depositary Shares that you tender if the offer is terminated without any Depositary Shares being accepted or as required by applicable law.  If such a termination occurs, the Depositary Shares will be returned to the tendering holder as promptly as practicable.

A holder who validly withdraws previously tendered Depositary Shares prior to the expiration date and does not validly re-tender Depositary Shares prior to the expiration date will not receive the offer consideration. A holder of Depositary Shares who validly withdraws previously tendered Depositary Shares prior to the expiration date and validly re-tenders Depositary Shares prior to the expiration date will receive the offer consideration.

If you have tendered Depositary Shares, you may withdraw those Depositary Shares by following the DTC withdrawal procedures prior to the expiration date or, if your Depositary Shares are not previously accepted by us for exchange, after the expiration of 40 business days after the commencement of the offer. To be effective, a properly transmitted request via DTC must:

•
be received by the Exchange Agent prior to the expiration date (or, if your Depositary Shares are not previously accepted by us for exchange, after the expiration of 40 business days after the commencement of the offer);

•	contain the number of the account at the DTC from which the Depositary Shares were tendered and the number of Depositary Shares; and

•	be submitted through the DTC ATOP system under the same name and participant number as listed in the original tender.

If the Depositary Shares to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a withdrawal is effective immediately upon receipt by the Exchange Agent of a request via DTC even if physical release is not yet effected. A withdrawal of Depositary Shares can only be accomplished in accordance with the foregoing procedures.  You bear the risk of untimely withdrawal of your Depositary Shares.  You must allow sufficient time for completion of the necessary DTC procedures before the expiration date.

We will have the right, which may be waived, to reject a defective tender of Depositary Shares as invalid and ineffective. If we waive our rights to reject a defective tender of Depositary Shares, subject to the other terms and conditions set forth in this Offer to Exchange and accompanying letter of transmittal, you will be entitled to the offer consideration.

If you withdraw Depositary Shares, you will have the right to re-tender them prior to the expiration date in accordance with the procedures described above for tendering outstanding Depositary Shares. If we amend or modify the terms of the offer or the information concerning the offer in a manner determined by us to constitute a material change to the offer, we will disseminate additional offer materials and if, at the time notice of any such amendment or modification is first published, sent or given to holders of Depositary Shares, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the offer will be extended until no sooner than the expiration of such ten business day period. An extension of the expiration date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

Acceptance; Exchange of Shares of Depositary Shares

If the conditions to the offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept tendered Depositary Shares at the expiration date and after we receive agent’s messages (as defined in “—Procedures for Tendering Shares of Depositary Shares—Tendering of Depositary Shares Through DTC” above) with respect to any and all of the Depositary Shares validly tendered and not withdrawn for exchange at such time, by notifying the Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

On the settlement date, if the offer is consummated, the offer consideration will be issued in exchange for Depositary Shares validly tendered and not withdrawn in the offer.

We expressly reserve the right, in our reasonable judgment, to delay acceptance for exchange of Depositary Shares validly tendered and not withdrawn under the offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue the offered consideration or return the Depositary Shares deposited thereunder promptly after termination or withdrawal of the offer), or to terminate the offer and not accept for exchange any Depositary Shares not previously accepted, (i) if any of the conditions to the offer shall not have been satisfied or validly waived by us, or (ii) in order to comply in whole or in part with any applicable law. In all cases, the offer consideration for Depositary Shares validly tendered and not withdrawn pursuant to the offer will be made only after timely receipt by the Exchange Agent of (1) timely confirmation of a book-entry transfer (a “book-entry confirmation”) of the Depositary Shares into the Exchange Agent’s account at DTC, (2) an agent’s message and (3) any other documents required by the letter of transmittal.

For purposes of the offer, we will be deemed to have accepted for exchange validly tendered (and not validly withdrawn) Depositary Shares as provided herein when, and if, we give oral or written notice to the Exchange Agent of our acceptance of the Depositary Shares for exchange pursuant to the offer. In all cases, the exchange of Depositary Shares pursuant to the offer will be made by deposit of the offer consideration with the Exchange Agent, which will act as your agent for the purposes of receiving offer consideration from us, and delivering offer consideration to you. On and after the settlement date, the tendering holders whose Depositary Shares have been exchanged by us will cease to be entitled to receive dividends (on a non-cumulative basis) on such Depositary Shares. Such tendering holders will receive the applicable consideration for the Depositary Shares accepted for exchange. Also, as soon as practicable after the settlement date, the Exchange Agent will return to any holder of Depositary Shares who partially tendered Depositary Shares that portion of the Depositary Shares that was not tendered by crediting the account maintained with DTC from which the tendered Depositary Shares were delivered.

If, for any reason whatsoever, acceptance for exchange of any Depositary Shares validly tendered and not withdrawn pursuant to the offer is delayed (whether before or after our acceptance for exchange of the Depositary

Shares) or we extend the offer or are unable to accept for exchange the Depositary Shares validly tendered and not withdrawn pursuant to the offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain validly tendered Depositary Shares and those Depositary Shares may not be withdrawn, subject to the circumstances described in “—Withdrawal of Tenders” above.

Under no circumstances will any interest be payable because of any delay in the transmission of funds to you with respect to accepted Depositary Shares or otherwise.

We will pay all fees and expenses of the Exchange Agent and the Information Agent in connection with the offer. See “—Exchange Agent” and “—Information Agent.”

Return of Unaccepted Shares of Depositary Shares

If we do not accept any shares of Depositary Shares tendered for exchange pursuant to the exchange offer for any reason, the Exchange Agent will, without expense and promptly after expiration or termination of the exchange offer credit such Depositary Shares to the account maintained at DTC from which the tendered Depositary Shares were delivered.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Legal and Other Limitations. This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell Depositary Shares or common stock in any jurisdiction in which the offer is not permitted. Fifth Third is not aware of any jurisdiction, except as provided in the section entitled “Notice to Investors,” where the making of the offer or its acceptance would not be legal. If Fifth Third learns of any jurisdiction where making the offer or its acceptance would not be permitted, Fifth Third intends to make a commercially reasonable good-faith effort to comply with the relevant law in order to enable the offer and acceptance to be permitted. If, after such commercially reasonable good faith effort, Fifth Third cannot comply with such law, Fifth Third will determine whether the offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of Depositary Shares residing in the jurisdiction.

Certain Matters Relating to Non-U.S. Jurisdictions. Although Fifth Third has mailed this document to its Depositary Shares holders to the extent required by U.S. law, including to holders of Depositary Shares located outside the United States, this document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell any Depositary Shares or common stock in any jurisdiction in which the offer is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offer made to the general public. Fifth Third has not taken any action under those non-U.S. regulations to facilitate a public Offer to Exchange the Depositary Shares outside the United States. Therefore, the ability of any non-U.S. person to tender Depositary Shares in the offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the offer without the need for Fifth Third to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Depositary Shares that may apply in their home countries. None of Fifth Third, the Information Agent or the Exchange Agent can provide any assurance about whether such limitations may exist.

Exchange Agent

Wilmington Trust FSB has been appointed as the Exchange Agent for the exchange offer. We have agreed to pay the Exchange Agent a reasonable and customary fee for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses. All required documents should be sent or delivered to the Exchange Agent at the address set forth on the back cover of this Offer to Exchange.

Information Agent

D.F. King & Co., Inc. has been appointed as the Information Agent for the exchange offer. We have agreed to pay the Information Agent a reasonable and customary fee for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance, or requests for additional copies of this Offer to Exchange or of the letter of transmittal should be directed to the Information Agent at the address set forth on the back cover of this Offer to Exchange.

Financial Advisor

We have retained J.P. Morgan Securities Inc. as our exclusive financial advisor in connection with the Exchange Offer.  We are paying J.P. Morgan customary fees for its services and have agreed to indemnify it for certain liabilities.  J.P. Morgan’s compensation is in no way contingent on the results or the success of the Exchange Offer.  J.P. Morgan has not been retained to, and will not, solicit acceptances of the Exchange Offer or make any recommendations with respect thereto.

Solicitation

The exchange offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof. We, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of shares of Depositary Shares. We have not retained any dealer, manager or other agent to solicit tenders with respect to the exchange offer. The Exchange Agent will mail solicitation materials on our behalf.

In connection with the exchange offer, our directors, officers and regular employees and those of our respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Members of our board of directors and our officers will not be specifically compensated for these services.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone or in person by officers and regular employees of ours and those of our affiliates. We will also pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify each of the Exchange Agent and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Transfer Taxes

Holders who tender their Depositary Shares for exchange generally should not be obligated to pay any transfer taxes.  However, if transfer taxes would apply to the Exchange Offer, then the amount of any transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder.  If satisfactory evidence of payment of such taxes or exemption from them is not submitted to the Exchange Agent, the amount of such transfer taxes will be billed directly to the tendering holder.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of Depositary Shares under applicable law in connection with the exchange offer.

Accounting Treatment

As consideration for the exchange of the Depositary Shares, we will issue shares of our common stock and cash. We will record a decrease to capital surplus equal to the fair value of the fees and expenses incurred by us in connection with the exchange offer, which we estimate to be approximately $4 million. The difference between the carrying value of the Series G Preferred Stock and the fair value of the common stock and cash exchanged will be added to, or subtracted from, net earnings to arrive at net earnings available to common shareholders in the calculation of earnings per share.

Subsequent Repurchases of Depositary Shares

Whether or not the exchange offer is consummated, we or our affiliates may from time to time, subject to applicable law, acquire shares of Depositary Shares, other than pursuant to the exchange offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the exchange offer and could be for cash and/or other consideration.

COMPARISON OF RIGHTS BETWEEN THE DEPOSITARY SHARES AND OUR COMMON STOCK

The following describes the material differences between the rights of holders of the Depositary Shares and holders of shares of our common stock. While we believe that the description covers the material differences between the Depositary Shares and our common stock, this summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange and the other documents we refer to for a more complete understanding of the differences between being a holder of Depositary Shares and a holder of shares of our common stock.

Governing Document

As a holder of Depositary Shares, your rights are currently set forth in the Deposit Agreement dated June 25, 2008, between Fifth Third Bancorp, Wilmington Trust Company, as depositary and conversion agent and American Stock Transfer & Trust Company, LLC, as transfer agent, and all holders from time to time of Receipts described therein (the “Deposit Agreement”), the General Corporation Law of the State of Ohio, our Second Amended Articles of Incorporation, as amended (the “Articles of Incorporation”), and our Code of Regulations.  After completion of the exchange offer, holders of shares of our common stock will have their rights set forth in, and may enforce their rights under, the General Corporation Law of the State of Ohio, the Articles of Incorporation and our Code of Regulations.

Dividends

The depositary distributes all cash dividends or other cash distributions received in respect of the Series G Preferred Stock to the record holders of Depositary Shares in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders. Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series G Preferred Stock. The amounts distributed to holders of Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Dividends on shares of Series G Preferred Stock are not mandatory. Holders of the Series G Preferred Stock, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Series G Preferred Stock as to payment of dividends, are entitled to receive, only when, as and if declared by our Board of Directors, out of funds legally available for payment, cash dividends. These dividends are payable at a rate  per annum  equal to 8.50%, applied to the $25,000 liquidation preference per share, and are paid on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of the Series G Preferred Stock commenced upon the original issue date of the Series G Preferred Stock. Dividends are not paid to holders of record on the respective date fixed for that purpose by our Board of Directors in advance of payment of each particular dividend. If a Dividend Payment Date is not a business day, the applicable dividends are paid on the first business day following that day without adjustment.

Dividends on shares of Series G Preferred Stock are not  cumulative. Accordingly, if the Board of Directors, does not declare a dividend on the Series G Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series G Preferred Stock are declared for any future dividend period.

Holders of common stock are entitled to dividends as and when declared by the Board of Directors out of funds legally available for the payment of dividends. The Board of Directors has in the past declared and paid regular dividends on a quarterly basis, and intends to continue to do so in the immediate future in such amounts as the Board of Directors determines from time to time.

Prior to December 31, 2011, unless Fifth Third has redeemed the Series F Preferred Stock issued to Treasury or Treasury has transferred the Series F Preferred Stock to a third party, the consent of Treasury will be required for the Company to (1) declare or pay any dividend or make any distribution on its common stock (other than regular quarterly cash dividends of not more than $0.15 per share of common stock) or (2) redeem, purchase or acquire any shares of its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement.  In addition, the Company’s ability to declare or pay dividends or repurchase its common stock or other equity or capital securities will be subject to restrictions in the event that it fails to declare and pay (or set aside for payment) full dividends on the Series F Preferred Stock.

We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain our capital adequacy and liquidity. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit or limit the payment thereof. See “Regulatory Considerations.”  In addition, we are subject to Ohio state laws relating to the payment of dividends.

Liquidation Preference/Ranking

In the event of our winding-up or dissolution, the Depositary Agreement will terminate, each holder of a Depositary Share will be entitled to receive the number of shares of Series G Preferred Stock represented by each Depositary Share, under the terms and conditions set forth in the Depositary Agreement,  and each holder of Series G Preferred Stock will be entitled to receive and be paid out of our assets available for distribution to our shareholders, before any payment or distribution is made to holders of junior stock, including our common stock, a liquidation preference in the amount of $25,000 per share of Series G Preferred Stock, plus accrued and unpaid dividends. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of preferred stock, including the Series G Preferred Stock, have been satisfied.  In addition, the Series G Preferred Stock ranks senior to the common stock, and at parity with the Series F Preferred Stock issued pursuant to Treasury’s Capital Purchase Program, with respect to the payment of any dividends.

Conversion

Optional Conversion

The Series G Preferred Stock may be converted, in whole or in part, into Fifth Third common stock at the option of the holders of the Series G Preferred Stock. The Depositary Shares may, at the option of holders thereof, be converted into Fifth Third common stock upon the same terms and conditions as the Series G Preferred Stock, except that Depositary Shares may be converted only in integral multiples of 250.

To effect such an optional conversion, if a holder’s interest is a beneficial interest in a global depositary receipt evidencing Depositary Shares, the holder must comply with the depositary’s and DTC’s procedures for converting a beneficial interest in a global security. If a holder’s interest is in certificated form, a holder of Depositary Shares must deliver depositary receipts evidencing the Depositary Shares to be converted, together with a written notice of conversion and a proper assignment of the depositary receipts to Fifth Third, to any transfer agent for the Depositary Shares, or in blank, and, if applicable, payment of an amount equal to the dividend payable on such Depositary Shares, to the depositary or its agent. Each optional conversion of Depositary Shares will be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied, and the conversion will be at the conversion rate in effect at such time and on such date.  For more information on conversion of the Series G Preferred Stock see “Description of the Series G Preferred Stock – Conversion.”

Our common stock has no similar feature.

Conversion at the Option of Fifth Third

On or after June 30, 2013, we may, at our option, at any time or from time to time cause some or all of the Series G Preferred Stock to be converted into common stock of Fifth Third at the then applicable conversion rate.

We may exercise this conversion right if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day preceding the date we give notice of conversion at our option, the closing price of Fifth Third common stock exceeds 130% of the then applicable conversion price of the Series G Preferred Stock.

If we elect to exercise this option, the Depositary Shares will be converted into common stock of Fifth Third upon the same terms and conditions as the Series G Preferred Stock, except that the number of shares of Fifth Third common stock received upon conversion of each Depositary Share will be equal to the number of shares of Fifth Third common stock received upon conversion of each share of Series G Preferred Stock divided by 250. In the event that the conversion of Depositary Shares into common stock would result in the issuance of fractional shares, we will pay the holder of such Depositary Shares cash in lieu of such fractional shares.

On any applicable conversion date, if a holder’s interest is a beneficial interest in a global depositary receipt evidencing Depositary Shares, the holder must comply with the depositary’s and DTC’s procedures for converting a beneficial interest in a global security. If a holder’s interest is in certificated form, the record holders of Depositary Shares representing fractional interests the Series G Preferred Stock must deliver depositary receipts evidencing the Depositary Shares to be converted, together with a written notice of conversion and a proper assignment of the depositary receipts to Fifth Third, to any transfer agent for the Depositary Shares, or in blank to the depositary or its agent. Each such conversion of Depositary Shares will be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied, and the conversion will be at the conversion rate in effect at such time and on such date. For more information on conversion of the Series G Preferred Stock see “Description of the Series G Preferred Stock – Conversion.”

Our common stock has no similar feature.

Listing

The Depositary Shares are listed on the NASDAQ Global Select Market under the symbol “FITBP.”  Our common stock is listed on the NASDAQ Global Select Market under the symbol “FITB.”

Voting Rights

When the depositary receives notice of any meeting at which the holders of the Series G Preferred Stock are entitled to vote, the depositary mails the information contained in the notice to the record holders of the Depositary Shares relating to the Series G Preferred Stock. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series G Preferred Stock, may instruct the depositary to vote the amount of the Series G Preferred Stock represented by the holder’s Depositary Shares. To the extent possible, the depositary will try to vote the amount of the Series G Preferred Stock represented by Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares representing the Series G Preferred Stock, it will not vote the amount of Series G Preferred Stock, represented by such Depositary Shares.  Except when entitled to vote as a separate class or together with the Series F Preferred Stock, Series G Preferred Stock do not have any voting rights and are not entitled to elect any directors. For more information on when the Series G Preferred Stock may be entitled to vote see “Description of the Series G Preferred Stock – Voting Rights.”

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, other than matters solely affecting any series of preference securities.

DESCRIPTION OF THE SERIES G PREFERRED STOCK

The following is a brief description of the terms of the Series G Preferred Stock.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our Second Amended Articles of Incorporation, as may be amended from time to time, and the amendment thereto creating the Series G Preferred Stock.

General

Under our Articles of Incorporation, we have authority to issue up to 500,000 shares of preferred stock, no par value (including the Series G Preferred Stock), of which 136,320 shares of Series F Preferred Stock and 44,300 shares of the Series G Preferred Stock are issued and outstanding.  The holders of Series G Preferred Stock are entitled to receive non-cumulative cash dividends when, as and if declared out of funds legally available for payment in respect of the Series G Preferred Stock by our Board of Directors in their sole discretion.  If we do not declare dividends or do not pay dividends in full on the Series G Preferred Stock on any date on which dividends are due, then these unpaid dividends do not cumulate, accrue or be payable.

The Series G Preferred Stock has a fixed liquidation preference of $25,000 per share.  If we liquidate, dissolve or wind up our affairs, holders of Series G Preferred Stock will be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per share equal to the liquidation preference per share plus any declared and unpaid dividends, including, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current Dividend Period to the date of liquidation, without regard to any undeclared dividends.

The Series G Preferred Stock is convertible into our common stock at any time, at the option of the holder.  In addition, on or after June 30, 2013, we may, at our option, at any time or from time to time cause some or all of the Series G Preferred Stock to be converted into our common stock at the then applicable conversion rate.  We may exercise our conversion right if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of one share of our common stock exceeds 130% of the then applicable conversion price of the Series G Preferred Stock.  For a description of our common stock, please refer to “Description of Our Common Stock” below in this Offer to Exchange.  The Series G Preferred Stock has no stated maturity and is not subject to any sinking fund or any other obligation of us for their repurchase or retirement.

Dividends

Dividends on shares of Series G Preferred Stock are not mandatory.  Holders of the Series G Preferred Stock, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Series G Preferred Stock as to payment of dividends, are entitled to receive, only when, as and if declared by our Board of Directors, out of funds legally available for payment, cash dividends.  These dividends are payable at a rate per annum equal to 8.50% (the “Dividend Rate”), applied to the $25,000 liquidation preference per share, and are paid on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date.  A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of the Series G Preferred Stock commenced upon the original issue date of the Series G Preferred Stock.  Dividends are paid to holders of record on the respective date fixed for that purpose by our Board of Directors in advance of payment of each particular dividend.  If a Dividend Payment Date is not a business day, the applicable dividend shall be paid on the first business day following that day without adjustment.

Dividends on shares of Series G Preferred Stock are not cumulative.  Accordingly, if the Board of Directors, does not declare a dividend on the Series G Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series G Preferred Stock are declared for any future dividend period.

The amount of dividends payable per share of Series G Preferred Stock on each Dividend Payment Date is calculated on the basis of a 360-day year consisting of twelve 30-day months.

A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York and Cincinnati, Ohio are permitted or required by any applicable law to close.

For so long as any Series F Preferred Stock is outstanding, unless we have paid all of our dividend obligations on the Series F Preferred Stock, no dividends may be paid on the Series G Preferred Stock (other than dividends on a pro rata basis with the Series F Preferred Stock).

We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain our capital adequacy and liquidity.  The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit or limit the payment thereof.  In addition, we are subject to Ohio state laws relating to the payment of dividends.

Ranking

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series G Preferred Stock ranks:

•
senior to Fifth Third’s common stock and all other equity securities designated as ranking junior to the Series G Preferred Stock, which will include all future issuances of preferred stock, other than those series designated as ranking on parity with it;

•	on parity with the Series F Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Fifth Third; and

•
at least equally with all other equity securities designated as ranking on a parity with the Series G Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Fifth Third.

As described in the first bullet above, in connection with the issuance of the Series G Preferred Stock, we agreed that we would not issue any series of preferred stock in the future that ranks senior to the Series G Preferred Stock, but we may issue additional series on parity with the Series G Preferred Stock.  Our common stock and any other equity securities designated as ranking junior to the Series G Preferred Stock are referred to in the Offer to Exchange as “junior stock.”

So long as any shares of Series G Preferred Stock remain outstanding, unless the full dividends for the then-current Dividend Period on all outstanding shares of Series G Preferred Stock have been paid, or declared and funds set aside therefor, on any day in the immediately succeeding Dividend Period:

•	no dividend whatsoever shall be declared on any junior stock, other than a dividend payable solely in junior stock; and

•
we and our subsidiaries may not purchase, redeem or otherwise acquire for consideration (other than as a result of reclassification of junior stock for or into junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), nor will we pay to or make available any monies for a sinking fund for the redemption of, any junior stock.

The foregoing provisions shall not restrict the ability of any of our affiliates to engage in any market-making transactions in our junior stock in the ordinary course of business.

On any Dividend Payment Date for which full dividends are not paid, or declared and funds set aside therefor, upon the Series G Preferred Stock and any shares of any class or series, or any securities convertible into shares of, any class or series of other equity securities designated as ranking on a parity with the Series G Preferred Stock as to payment of dividends (“Dividend Parity Stock”), all dividends paid or declared for payment on that Dividend Payment Date with respect to the Series G Preferred Stock and the Dividend Parity Stock shall be shared:

•
first ratably by the holders of any shares of such other series of Dividend Parity Stock who have the right to receive dividends with respect to Dividend Periods prior to the then-current Dividend Period, in proportion to their respective amounts of the undeclared and unpaid dividends relating to prior Dividend Periods; and

•	thereafter by the holders of the shares of Series G Preferred Stock and the Dividend Parity Stock on a pro rata basis.

We have agreed not to issue any new series of preferred stock having dividend payment dates that are not  March 31, June 30, September 30 or December 31 (or the next business day, if applicable).

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our Board of Directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series G Preferred Stock from time to time out of any funds legally available for such payment, and the Series G Preferred Stock shall not be entitled to participate in any such dividend.

Conversion

Optional Conversion Right

Each share of the Series G Preferred Stock may be converted at any time, at the option of the holder, into 2,159.8272 shares of our common stock (which reflects an initial conversion price of approximately $11.575 per share of common stock) plus cash in lieu of fractional shares, subject to anti-dilution adjustments (such rate or adjusted rate, the “conversion rate”).

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and is subject to adjustment as described below.  The applicable conversion price at any given time is computed by dividing $25,000 by the applicable conversion rate at such time.

If the conversion date is prior to the record date for any declared dividend on Series G Preferred Stock for the dividend period in which you elect to convert, holders will not receive any declared dividends for that dividend period.  If the conversion date is after the record date for any declared dividend and prior to the dividend payment date, holders will receive that dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend;  however, whether or not you were the holder of record on the record date, if you convert after a record date and prior to the related dividend payment date, you must pay to the conversion agent when you convert your shares of Series G Preferred Stock an amount in cash equal to the full dividend actually paid on the dividend payment date for the then-current dividend period on the shares being converted, unless your shares of Series G Preferred Stock are being converted as a consequence of a mandatory conversion at our option, a make-whole acquisition or a fundamental change as described below under “—Mandatory Conversion at Our Option,” “—Conversion Upon Certain Acquisitions” and “—Conversion Upon Fundamental Change,” respectively.

Mandatory Conversion at Our Option

On or after June 30, 2013, we may, at our option, at any time or from time to time cause some or all of the Series G Preferred Stock to be converted into our common stock at the then applicable conversion rate.  We may exercise our conversion right if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date we give notice of mandatory conversion, the closing price of our common stock exceeds 130% of the then applicable conversion price of the Series G Preferred Stock.

If less than all of the Series G Preferred Stock are converted, the conversion agent will select the Series G Preferred Stock to be converted by lot, or on a  pro rata  basis or by another method the conversion agent considers fair and appropriate, including any method required by DTC or any successor depositary (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Series G Preferred Stock is then traded or quoted).  If the conversion agent selects a portion of your shares of Series G Preferred Stock for partial mandatory conversion and you convert a portion of your shares of Series G Preferred Stock at the same time, the portion converted at your option will reduce the portion of your Series G Preferred Stock selected for mandatory conversion.

The “closing price” of our common stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price per share of our common stock on the NASDAQ Global Select Market on that date.  If our common stock is not traded on the NASDAQ Global Select Market on any date of determination, the closing price of our common stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or, if no closing price is reported, the last reported sale price on the principal U.S.  national or regional securities exchange on which our common stock is so listed or quoted, or if our common stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for our common stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of our common stock on that date as determined by a nationally recognized independent investment banking firm (unaffiliated with us) retained by us for this purpose.  The “closing price” for any other share of capital stock shall be determined on a comparable basis.

A “trading day” is a day on which our common stock:

•	is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

For purposes of calculating the “closing price” of our common stock, if a reorganization event (as defined below under “—Reorganization Events”) has occurred and (1) the exchange property consists only of common stock, the “closing price ” shall be based on the closing price of such common stock; (2) the exchange property consists only of cash, the “closing price” shall be the cash amount paid per share; and (3) the exchange property consists of securities, cash and/or other property, the “closing price” shall be based on the sum, as applicable, of (x) the closing price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by our Board of Directors from time-to-time) of any other securities or property paid to our shareholders in connection with the reorganization event.

All references herein to the closing price and last reported sale price of one of our common stock on the NASDAQ Global Select Market shall be such closing price and last reported sale price as reflected on the website of the NASDAQ Global Select Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided  that in the event that there is a discrepancy between the closing sale price as reflected on the website of the NASDAQ Global Select Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Global Select Market shall govern.

To exercise the mandatory conversion right described above, we must give notice (i) by providing a notice of such conversion to each holder of our Series G Preferred Stock or (ii) issuing a press release and making this information available on our website.  The conversion date will be a date selected by us (the “mandatory conversion date”) and will be no less than ten days, and no more than 20 days, after the date on which we provide such notice of mandatory conversion or issue such press release.  In addition to any information required by applicable law or regulation, the notice of mandatory conversion and press release shall state, as appropriate:

•	the mandatory conversion date;

•	the number of shares of our common stock to be issued upon conversion of each share of Series G Preferred Stock; and

•	the number of shares of Series G Preferred Stock to be converted.

Limitation on Beneficial Ownership

Notwithstanding the foregoing, no holder of Series G Preferred Stock will be entitled to receive common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the common stock outstanding at such time.  Any purported delivery of our common stock upon conversion of Series G Preferred Stock shall be void and have no effect to the extent, but only to the extent, that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the common stock outstanding at such time.  If any delivery of our common stock owed to a holder upon conversion of Series G Preferred Stock is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 9.9% of the common stock outstanding at such time.  This limitation on beneficial ownership shall not constrain in any event our ability to exercise our right to cause the Series G Preferred Stock to convert mandatorily.

Conversion Procedures

Conversion into our common stock will occur on the mandatory conversion date or any applicable conversion date (as defined below).  On the mandatory conversion date, certificates representing our common stock will be issued and delivered to you or your designee upon presentation and surrender of the certificate evidencing the Series G Preferred Stock to the conversion agent if shares of the Series G Preferred Stock are held in certificated form, and upon compliance with some additional procedures described below.  If a holder’s interest is a beneficial interest in a global certificate representing Series G Preferred Stock, a book-entry transfer through DTC will be made by the conversion agent upon compliance with the depositary’s procedures for converting a beneficial interest in a global security.

On the date of any conversion at the option of the holders, if a holder’s interest is in certificated form, a holder must do each of the following in order to convert:

•	complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the shares of Series G Preferred Stock to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to any declared and unpaid dividend payable on the next dividend payment date.

If a holder’s interest is a beneficial interest in a global certificate representing Series G Preferred Stock, in order to convert, a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global security.

The date on which a holder complies with the foregoing procedures is the “conversion date.”

A holder may obtain copies of the required form of the conversion notice from the conversion agent.  The conversion agent will, on a holder’s behalf, convert the Series G Preferred Stock into our common stock, in accordance with the terms of the notice delivered by us described below.  Payments of cash for dividends and in lieu of fractional shares and, if shares of our common stock are to be delivered, a book-entry transfer through DTC will be made by the conversion agent.

The person or persons entitled to receive the common stock and/or securities issuable upon conversion of the Series G Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date.  Prior to the close of business on the applicable conversion date, the common stock and/or securities issuable upon conversion of the Series G Preferred Stock will not be deemed to be outstanding for any purpose and holders of the Series G Preferred Stock will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock or other securities issuable upon conversion, by virtue of holding the Series G Preferred Stock.

Conversion Upon Certain Acquisitions

General.  The following provisions apply if, prior to the conversion date, one of the following events occur prior to the conversion date for shares of Series G Preferred Stock:

•
a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our capital stock entitling such person or group to exercise 50% or more of the total voting power of all shares of our capital stock; or

•
consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction.

These transactions are referred to as “make-whole acquisitions;” provided, however, that a make-whole acquisition will not be deemed to have occurred if (i) at least 90% of the consideration (as determined by our Board of Directors) received by holders of our common stock in the transaction or transactions consists of common stock or American Depositary Receipts in respect of common stock that is traded on a U.S.  national securities exchange or that will be traded on a U.S.  national securities exchange when issued or exchanged in connection with a make-whole acquisition and (ii) such transaction or transactions are a reorganization event (as described below under “—Reorganization Event”) with the consequence that each share of Series G Preferred Stock outstanding immediately prior to such transaction or transactions will become convertible into such common stock or American Depositary Receipts in respect of common stock in such transaction or transactions.

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time.  As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Upon a make-whole acquisition, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Series G Preferred Stock that occur during the period (the “make-whole acquisition conversion period”) beginning on the effective date of the make-whole acquisition (the “effective date”) and ending on the date that is 30 days after the effective date, by a number of additional shares of common stock (the “make-whole shares”) as described below.

We will notify holders, at least 20 days prior to the anticipated effective date of such make-whole acquisition, or within two business days of becoming aware of a make-whole acquisition described in the first bullet of the definition of “make-whole acquisition,” of the anticipated effective date of such transaction.  The notice will specify the anticipated effective date of the make-whole acquisition and the date by which each holder’s make-whole acquisition conversion right must be exercised, which shall be 30 days after the effective date of the make-whole acquisition.  We will also notify holders on the effective date of such make-whole acquisition, or as soon as practicable thereafter, specifying, among other things, the date that is 30 days after the effective date, the number of make-whole shares and the amount of the cash, securities and other consideration receivable by the holder upon conversion.  To exercise the make-whole acquisition conversion right, a holder must deliver to the conversion agent, on or before the close of business on the date specified in the notice, the certificate evidencing such holder’s shares of the Series G Preferred Stock, if the shares of the Series G Preferred Stock are held in certificated form.  If a holder’s interest is a beneficial interest in a global certificate representing Series G Preferred Stock, in order to convert a holder must comply with the requirements listed above under “—Conversion Procedures” and comply with the depositary’s procedures for converting a beneficial interest in a global security.  The date that the holder complies with these requirements is referred to as the “make-whole conversion date.”  If a holder does not elect to exercise the make-whole acquisition conversion right within the specified period, such holder’s shares of the Series G Preferred Stock will remain outstanding until otherwise converted but will not be eligible to receive make-whole shares.

Make-Whole Shares.  The following tables set forth the number of make-whole shares per share of Series G Preferred Stock for each share price and effective date set forth below:

	Share Price
	$9.26	$10.00	$11.50	$13.00	$15.05	$17.50	$20.00	$22.50
Effective Date
June 25, 2008	539.9568	507.7434	373.3951	283.2983	209.7587	152.3791	118.6715	96.7425
June 30, 2009	539.9568	479.3367	345.2667	258.3703	186.8266	133.5064	103.5533	84.4161
June 30, 2010	539.9568	458.2452	322.2862	233.8376	165.4783	114.7792	88.6562	72.7387
June 30, 2011	539.9568	442.3782	298.7240	204.7061	134.2429	86.6998	64.3948	52.2759
June 30, 2012	535.4657	421.6382	267.3819	164.5931	90.7086	46.6655	32.6515	26.5248
June 30, 2013	539.9568	439.6154	266.8385	130.8016	0.7189	—	—	—
Thereafter	539.9568	435.4400	261.2518	134.0156	0.9596	—	—	—

	Share Price
	$25.00	$30.00	$40.00	$50.00	$60.00	$80.00	$100.00	$125.00
Effective Date
June 25, 2008	81.2203	60.5934	37.9361	25.8236	18.4131	10.0753	5.6902	2.6300
June 30, 2009	71.2120	53.8142	34.2680	23.4291	16.6115	8.7237	4.4637	1.4728
June 30, 2010	62.0169	48.0275	31.8490	22.4928	16.4176	9.1358	5.0780	2.1313
June 30, 2011	44.6319	34.8204	23.3217	16.5102	12.0103	6.4894	3.3018	0.9092
June 30, 2012	22.8395	17.8425	11.7063	8.0380	5.6052	2.6035	0.8643	—
June 30, 2013	—	—	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—	—	—

The number of make-whole shares will be determined by reference to the table above and is based on the effective date and the price (the “share price”) paid per share of our common stock in such transaction.  If the holders of our common stock receive only cash (in a single per-share amount, other than with respect to appraisal and similar rights) in the make-whole acquisition, the share price shall be the cash amount paid per share.  For purposes of the preceding sentence as applied to a make-whole acquisition described in the first bullet of the definition of that term, a single price per share shall be deemed to have been paid only if the transaction or transactions that caused the person or group to become direct or indirect ultimate beneficial owners of our common equity representing more than 50% of the voting power of our common stock was a tender offer for more than 50% of our outstanding shares of common stock.  Otherwise, the share price shall be the average of the closing price per share of our common stock on the 10 trading days up to but not including the effective date.

The share prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Series G Preferred Stock is adjusted.  The adjusted share prices will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted.  Each of the number of make-whole shares in the table will be subject to adjustment in the same manner as the conversion rate as set forth under “—Anti-Dilution Rate Adjustments.”

The exact share price and effective dates may not be set forth on the table, in which case:

•
if the share price is between two share price amounts on the table or the effective date is between two dates on the table, the number of make-whole shares will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

•	if the share price is in excess of $125.00 per share (subject to adjustment as described above), no make-whole shares will be issued upon conversion of the Series G Preferred Stock; and

•	if the share price is less than $9.26 per share (subject to adjustment as described above), no make-whole shares will be issued upon conversion of the Series G Preferred Stock.

Our obligation to deliver make-whole shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness, as applied to such payments.

Conversion Upon Fundamental Change

In lieu of receiving the make-whole shares, if the reference price (as defined below) in connection with a make-whole acquisition is less than $9.26, which was the closing price of our common stock on June 18, 2008 (the date of the prospectus supplement for the sale of the Series G Preferred Stock), subject to adjustment (a “fundamental change”), a holder may elect to convert each share of Series G Preferred Stock during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of the fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $4.63, which is 50% of the closing price of our common stock on June 18, 2008, subject to adjustment (the “base price”).  The base price will be adjusted as of any date that the conversion rate of the Series G Preferred Stock is adjusted.  The adjusted base price will equal the base price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the conversion rate adjustment and the denominator of which is the conversion rate as so adjusted.  If the reference price is less than the base price, holders will receive a maximum 5,399.5680 of shares of our common stock per share of Series G Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Series G Preferred Stock.  In lieu of issuing common stock upon conversion in the event of a fundamental change, we may at our option, and if we obtain any necessary regulatory approval, make a cash payment equal to the reference price for each share of common stock otherwise issuable upon conversion.

The “reference price” shall be the “share price” as defined above in the paragraph immediately succeeding the table under “—Conversion Upon Certain Acquisitions—Make-Whole Shares.”

To exercise the fundamental change conversion right, a holder must comply with the requirements listed above under “—Conversion Procedures” on or before the date that is 30 days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right.  If a holder does not elect to exercise the fundamental change conversion right, such holder will not be eligible to convert such holder’s shares at the base price and such holder’s shares of the Series G Preferred Stock will remain outstanding until otherwise converted.

We will notify holders, at least 20 days prior to the anticipated effective date of a fundamental change, or within two business days of becoming aware of a make-whole acquisition described in the first bullet of the definition of “make-whole acquisition,” of the anticipated effective date of such transaction.  The notice will specify the anticipated effective date of the fundamental change and the date by which each holder’s fundamental change conversion right must be exercised.  We also will provide notice to holders on the effective date of a fundamental change, or as soon as practicable thereafter, specifying, among other things, the date that is 30 days after the effective date, the adjusted conversion price following the fundamental change and the amount of the cash, securities and other consideration receivable by the holder upon conversion.  To exercise the fundamental change conversion right, a holder must comply with the requirements listed above under “—Conversion Procedures” on or before the date that is 30 days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right.  If a holder does not elect to exercise the fundamental change conversion right within such period, such holder will not be eligible to convert such holder’s shares at the base price and such holder’s shares of Series G Preferred Stock will remain outstanding (subject to the holder electing to convert such holder’s shares as described above under “—Conversion Upon Certain Acquisitions”).

Reorganization Events

In the event of:

(a)  any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property of us or another person;

(b)  any sale, transfer, lease or conveyance to another person of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, in each case pursuant to which our common stock will be converted into cash, securities or other property;

(c)  any reclassification of our common stock into securities, including securities other than our common stock; or

(d)  any statutory exchange of our securities with another person (other than in connection with a merger or acquisition, each of which is referred to as a “reorganization event,”

each share of the Series G Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the Series G Preferred Stock, become convertible into the types and amounts of securities, cash and other property receivable in such reorganization event by a holder of our common stock that was not the counterparty to the reorganization event or an affiliate of such other party (such securities, cash and other property, the “exchange property”).  In the event that holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Series G Preferred Stock are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of our common stock that affirmatively make an election.  In the event that holders of our common stock either (i) do not have the opportunity to elect the form of consideration to be received in the transaction or (ii) do not make any such election, the consideration that the holders of the Series G Preferred Stock are entitled to receive will be deemed to be the type and amount of consideration received by the holders of our common stock (and in the same proportions).  Holders have the right to convert their shares of Series G Preferred Stock in the event of certain acquisitions as described under “—Conversion Upon Certain Acquisitions” and “—Conversion Upon Fundamental Change.”  In connection with certain reorganization events, holders of the Series G Preferred Stock may have the right to vote as a class.  See “Description of the Series G Preferred Stock—Voting Rights.”

Anti-Dilution Rate Adjustments

The conversion rate will be adjusted, without duplication, if certain events occur:

(1)
the issuance of our common stock as a dividend or distribution to all holders of our common stock, or a subdivision or combination of our common stock (other than in connection with a transaction constituting a reorganization event), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x (OS1 ÷ OS0)

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
OS0	=	the number of shares of our common stock outstanding at the close of business on the record date prior to giving effect to such event
OS1	=	the number of shares of our common stock that would be outstanding immediately after,
and		solely as a result of, such event

(2)
the issuance to all holders of our common stock of certain rights or warrants (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a transaction constituting a reorganization event) entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock as of the record date, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [(OS0 + X) ÷ (OS0 + Y)]

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
OS0	=	the number of shares of our common stock outstanding at the close of business on the record date
X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants (or upon conversion of such securities)
Y	=
the number of shares equal to quotient of the aggregate price payable to exercise such  rights or warrants (or the conversion price for such securities paid upon conversion) divided by the average of the VWAP of our common stock over each of the ten consecutive VWAP trading days prior to the Business Day immediately preceding the announcement of the issuance of such rights or warrants

However, the conversion rate will be readjusted to the extent that any such rights or warrants are not exercised prior to their expiration.

(3)
the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets (excluding any dividend, distribution or issuance covered by clauses (1) or (2) above or (4) below, any dividend or distribution in connection with a transaction constituting a reorganization event or any spin-off to which the provisions set forth below in this clause (3) apply) in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [SP0 ÷ (SP0 – FMV)]

where,

CR0	=	the conversion rate in effect at the close of business on the record date

CR1	=	the conversion rate in effect immediately after the record date

SP0	=	the current market price as of the record date

FMV	=
the fair market value (as determined by our Board of Directors) on the record date of the shares of capital stock, evidences of indebtedness or assets so distributed, applicable to one share of our common stock

However, if the transaction that gives rise to an adjustment pursuant to this clause (3) is one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on the NYSE, the NASDAQ Stock Market or any other national or regional securities exchange or market, then the conversion rate will instead be adjusted based on the following formula:

CR1           =           CR0 x [(FMV0 + MP0 )÷ MP0]

where,

CR0           =           the conversion rate in effect at the close of business on the record date

CR1           =           the conversion rate in effect immediately after the record date

FMV0	=
the average of the VWAP of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over each of the ten consecutive VWAP trading days commencing on and including the third VWAP trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or association or over-the-counter market or if not so traded or quoted, the fair market value of the capital stock or similar equity interests distributed to holders of our common stock applicable to one of our shares of common stock as determined by our Board of Directors

MP0	=
the average of the VWAP of our common stock over each of the ten consecutive VWAP trading days commencing on and including the third VWAP trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE, the NASDAQ Global Select Market or such other national or regional exchange or association or over-the-counter market on which our common stock is then traded or quoted

(4)
We make a distribution consisting exclusively of cash to all holders of our common stock, excluding (a) any regular cash dividend on our common stock to the extent that the aggregate regular cash dividend per share of our common stock does not exceed $0.15 in any fiscal quarter (the “dividend threshold amount”) and (b) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries referred to in clause (5) below, in which event, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [(SP0 – T) ÷ (SP0 – C)]

Where,

CR0	=	the conversion rate in effect at the close of business on the record date

CR1	=	the conversion rate in effect immediately after the record date

SP1	=	the current market price as of the record date

T	=
the dividend threshold amount; provided that in the case of any dividend in a quarter other than the regular quarterly dividend or distribution, the dividend threshold amount shall be deemed to be zero

C	=	the amount in cash per share we distribute to holders or pay in such dividend or distribution

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (4).

(5)
We or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our common stock to the extent that the cash and value (as determined by our Board of Directors) of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the VWAP per share of our common stock on the VWAP trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [(FMV + (SP1 x OS1)) ÷ (SP1 x OS0)]

where,

CR0	=	the conversion rate in effect at the close of business on the expiration date

CR1	=	the conversion rate in effect immediately after the expiration date

FMV	=	the fair market value (as determined by our Board of Directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)

OS1	=
the number of our shares of our common stock outstanding as of the last time tenders or  exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) less any purchased shares

OS0	=	the number of our shares of our common stock outstanding at the expiration time, including any purchased shares

SP1	=	the average of the VWAP of our common stock over each of the five consecutive VWAP trading days commencing with the VWAP trading day immediately after the expiration date

“Record date” means, for purpose of a conversion rate adjustment, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our Board of Directors or by statute, contract or otherwise).

“Current market price” of our common stock on any day, means the average of the VWAP of our common stock over each of the ten consecutive VWAP trading days ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (1) through (5) above.  For purposes of the foregoing, “ex-date” means the first date on which our common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance or distribution.

“VWAP” per share of our common stock on any VWAP trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FITB <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant VWAP trading day until the close of trading on the relevant VWAP trading day (or if such volume-weighted average price is unavailable, the market price of one share of our common stock on such VWAP trading days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with us) retained for this purpose by us, which investment banking firm may be an underwriter of the Series G Preferred Stock offered hereby).

A “VWAP trading day” means, for purposes of determining a VWAP, a business day on which the relevant exchange or quotation system is scheduled to be open for business and a day on which there has not occurred or does not exist a market disruption event.  A “market disruption event” means any of the following events that has occurred:

•
any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during the one-hour period prior to the close of trading for the regular trading session on the relevant exchange or quotation system (or for purposes of determining VWAP any period or periods aggregating one half-hour or longer) and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to our common stock or in futures or option contracts relating to our common stock on the relevant exchange or quotation system;

•
any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the relevant exchange or quotation system (or for purposes of determining VWAP any period or periods aggregating one half-hour or longer) in general to effect transactions in, or obtain market values for, our common stock on the relevant exchange or quotation system or futures or options contracts relating to our common stock on any relevant exchange or quotation system; or

•
the failure to open of the exchange or quotation system on which futures or options contracts relating to our common stock is traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing or for the repurchase of our common stock.  An adjustment to the conversion rate also need not be made for a transaction referred to in clauses (1) through (5) above if holders of the Series G Preferred Stock may participate in the transaction on a basis and with notice that our Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of our common stock participate in the transaction.  In addition, no adjustment to the conversion rate need be made for a change in the par value or no par value of our common stock.

We may, but shall not be required to, make such increases in the conversion rate, in addition to those that are required, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of our common stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of the conversion rate, or an increase in the conversion rate at our discretion, holders of Series G Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S.  federal income tax as a dividend.  In addition, non-U.S.  holders of Series G Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S.  federal withholding tax requirements.

We may from time to time, to the extent permitted by law and subject to the applicable rules of the NASDAQ, increase the conversion rate of the Series G Preferred Stock by a specified amount for a period of at least 20 business days.  In that case, we will give at least 15 calendar days’ prior notice of such increase.  We may also make such increases in the conversion rate, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire stock) or from any event treated as such for income tax purposes.

No adjustment in the conversion rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made will be made upon the date of any mandatory conversion at our option, a make-whole acquisition or a fundamental change.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Whenever the conversion rate is adjusted, we must deliver to the conversion agent a certificate setting forth the conversion rate, detailing the calculation of the conversion rate and describing the facts upon which the adjustment is based.  In addition, we must notify the holders of the Series G Preferred Stock of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the conversion rate was adjusted.

Fractional Shares

No fractional shares of our common stock will be issued to holders of the Series G Preferred Stock upon conversion.  In lieu of any fractional common stock otherwise issuable in respect of the aggregate number of shares of the Series G Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing price per share of our common stock determined as of the second trading day immediately preceding the effective date of conversion.

If more than one share of the Series G Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series G Preferred Stock so surrendered.

Miscellaneous

Fifth Third will at all times reserve and keep available out of the authorized and unissued shares of our common stock, solely for the issuance upon the conversion of the Series G Preferred Stock, that number of shares of our common stock as shall from time to time be issuable upon the conversion of all the Series G Preferred Stock then outstanding.  Any shares of the Series G Preferred Stock converted into shares of our common stock or otherwise reacquired by us shall resume the status of authorized and unissued shares of preferred stock, undesignated as to series, and shall be available for subsequent issuance.

All payments and distributions (or deemed distributions) on the Series G Preferred Stock (and on the shares of our common stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series G Preferred Stock will be entitled to receive an amount per share referred to as the “Total Liquidation Amount,” equal to the fixed liquidation preference of $25,000 per share, plus any declared and unpaid dividends including, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current Dividend Period to the date of liquidation, without regard to any undeclared dividends.  Holders of the Series G Preferred Stock will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders of our capital stock ranking on a parity on liquidation to the Series G Preferred Stock, including the Series F Preferred Stock, after payment or provision for payment of our debts and other liabilities, but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series G Preferred Stock.

If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series G Preferred Stock and all holders of any shares of our stock ranking as to any such distribution on a parity with the Series G Preferred Stock, including the Series F Preferred Stock, the amounts paid to the holders of Series G Preferred Stock and to such other shares will be paid  pro rata  in accordance with the respective Total Liquidation Amount and the aggregate liquidation amount of any such outstanding shares of parity stock.  If the Total Liquidation Amount per share of Series G Preferred Stock has been paid in full to all holders of Series G Preferred Stock and the liquidation preference of any other shares ranking on a parity with the Series G Preferred Stock has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series G Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as required by Ohio law, and except for the circumstances described below under “Certain Covenants,” “Limited Right to Elect Directors,” and “Right to Nominate Advisory Directors,” holders of the Series G Preferred Stock do not have any voting rights.

Ohio law provides for mandatory voting rights for a class of shares in certain circumstances.  The holders of the outstanding shares of a class are entitled to vote as a separate voting class on any amendment to a corporation’s articles of incorporation that would result in any of the following consequences:

•
increase or decrease the par value of the issued shares of the particular class, except in the case of certain amendments to the articles of incorporation adopted by the directors of the corporation to prevent an increase in the aggregate par value of the outstanding shares of the class as a result of certain dividends or distributions;

•	change the issued shares of the particular class into a lesser number of shares of the same class or into the same or a different number of shares of any other class;

•	change the express terms, or add express terms, of the shares of the particular class in any manner substantially prejudicial to the holders of the shares;

•	change the express terms of issued shares of any class senior to the particular class in any manner substantially prejudicial to the holders of shares of the particular class;

•
authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, shares of the particular class, or authorize the directors to fix or alter conversion rights of shares of another class that are convertible into shares of the particular class;

•	reduce or eliminate the stated capital of the corporation in certain circumstances;

•
substantially change the purposes of the corporation, or provide that a subsequent amendment to the articles of incorporation may be adopted that would substantially change the purposes of the corporation;

•	change the corporation into a nonprofit corporation; or

•	release preemptive right of any shares of that class entitled to preemptive rights.

Ohio law also requires that any merger or consolidation of a corporation with or into any other entity in which the corporation is not the surviving corporation be approved by the holders of each class of outstanding shares, if such class of shares would be changed in such merger or consolidation in a manner that would have required the approval of such class if the change were effected by an amendment to the corporation’s articles of incorporation.

Ohio law further provides that a corporation’s board of directors may seek shareholder approval for the purchase by the corporation of its own shares, in which case shareholders would need to vote as a class to approve such repurchases even if such class did not otherwise have voting rights.

In all of the foregoing situations set forth above, the vote or consent of the holders of at least two thirds of the outstanding shares of the Series G Preferred Stock, as well as at least two thirds of the outstanding shares of each other series of preferred shares, each voting separately as a single class, given in person or by proxy at any meeting called for the purpose, will be necessary for effecting or authorizing such matter.  Alternatively, the holders of the Series G Preferred Stock as well as each other series of preferred stock could approve such matters by unanimous written consent without a meeting.

We believe that each outstanding series of shares of our preferred stock, including the Series G Preferred Stock, should be treated as a separate “class” of shares for purposes of the provisions of Ohio law described above.  However, we are not aware of any controlling precedent on point.  See “—Certain Covenants.”

Certain Covenants

We have made certain covenants in favor of the holders of Series G Preferred Stock in the resolutions of our Board of Directors creating and designating the Series G Preferred Stock, as follows:

•
We will not effect any merger or consolidation of us with or into any entity other than a corporation, or any merger or consolidation of us with or into any other corporation unless (i) Series G Preferred Stock remains issued and outstanding following the transaction, (ii) holders of Series G Preferred Stock are issued a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having substantially identical voting powers, preferences and special rights, or (iii) such merger is approved by a class vote of the holders of Series G Preferred Stock pursuant to the mandatory voting rights provided by Ohio law.

•
If the surviving corporation in any such merger or consolidation or its parent company, as applicable, has outstanding immediately after the consummation of such merger or consolidation one or more series of preferred stock having rights similar to those described below under “Right to Nominate Advisory Directors,” except that the persons nominated upon the occurrence of a Triggering Event (as defined below under “—Right to Nominate Advisory Directors”) are actual directors with the right to vote with members of the surviving corporation’s board of directors on matters considered by the board (as opposed to merely Advisory Directors as provided below under “—Right to Nominate Advisory Directors”), then our participation in such merger or consolidation will be conditioned upon the Articles of Incorporation or other charter document for the surviving corporation being amended to permit equivalent rights for holders of the Series G Preferred Stock.

•
We treat each series of our preferred stock, including the Series G Preferred Stock, as a separate class of stock for purposes of the provisions of the Ohio General Corporation Law that are described above under “—Voting Rights.”

Limited Right to Elect Directors

In connection with Fifth Third’s participation in Treasury’s Capital Purchase Program, Fifth Third amended its Articles of Incorporation to provide the holders of the Series G Preferred Stock with the same voting rights as the Series F Preferred Stock with respect to the election of directors.  If and when dividends payable on the Series F Preferred Stock or Series G Preferred Stock shall have not been declared and paid in full for at least six quarterly dividend periods, whether or not consecutive, the holders of the Series F Preferred Stock and the Series G Preferred Stock, acting as a single class, will be entitled to elect two persons to the Company’s Board of Directors.  The right to elect directors ends when full dividends have been paid for four consecutive dividend periods.

Right to Nominate Advisory Directors

If and when dividends payable on the Series G Preferred Stock or on any other class or series of stock of Fifth Third, whether bearing dividends on a non-cumulative or cumulative basis but otherwise ranking on a parity with the Series G Preferred Stock as to payment of dividends and that have a comparable right to nominate Advisory Directors (as defined below), referred to as “Covered Parity Stock,” shall have not been declared and paid (i) in the case of the Series G Preferred Stock and Covered Parity Stock bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive), or (ii) in the case of Covered Parity Stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive) (each, a “Triggering Event”), the holders of the Covered Parity Stock, acting as a single class, will be entitled to nominate two persons for appointment by Fifth Third as “Advisory Directors” to attend meetings of our Board of Directors.

Promptly after any Dividend Payment Date on which a Triggering Event occurs, Fifth Third will call a meeting of the holders of Covered Parity Stock for the purpose of nominating Advisory Directors.  Under the terms of the Series G Preferred Stock, if a Triggering Event has occurred, Fifth Third will promptly appoint each such person as an Advisory Director following his or her execution of an agreement with Fifth Third governing such Advisory Director’s standard of conduct.  The holders of shares of Series G Preferred Stock and other Covered Parity Stock, will be entitled to act together as a single class, to seek removal of any Advisory Director then in office by the adoption of a resolution to that effect.  Upon the approval of any such resolution seeking removal of any Advisory Director, Fifth Third will terminate the appointment of such Advisory Director effective as of the date of such resolution.  Upon the resignation, death or removal of any Advisory Director, the holders of Covered Parity Stock will be entitled to nominate a replacement Advisory Director to be appointed by Fifth Third as described above.

The Advisory Directors will have the right to attend all meetings of the Board of Directors, to address the board at such meetings and to receive notices of all meetings of the Board of Directors and copies of all information distributed to members of the Board of Directors in advance of or during such meetings.  The Advisory Directors will not be members of the Board of Directors and will not have the right to vote with members of the Board on matters considered.  The term of each Advisory Director, once appointed, will continue until the earliest of (i) the first date as of which full dividends on the Series G Preferred Stock and such other classes or series of Covered Parity Stock, have been paid for at least one year, in the case of non-cumulative Covered Parity Stock, and all dividends have been fully paid, in the case of cumulative Covered Parity Stock or (ii) the date on which such Advisory Director resigns, dies or is removed either by Covered Parity Stock, or by the Board of Directors if such Advisory Director fails to comply with his or her obligations under the agreement with Fifth Third.

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the transfer agent, registrar and paying agent for the Series G Preferred Stock.  The registrar for the Series G Preferred Stock sends notices to shareholders of any meetings at which holders of Series G Preferred Stock have the right to vote on any matter.

DESCRIPTION OF THE DEPOSITARY SHARES

Please note that in this Offer to Exchange, references to “holders” of Depositary Shares mean those who own Depositary Shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in Depositary Shares registered in street name or issued in book-entry form through The Depositary Trust Company.

The following is a brief description of the terms and provisions of the Depositary Shares relating to the Series G Preferred Stock.  The following summary is qualified in its entirety by reference to the terms and provisions of the Deposit Agreement, the form of depositary receipts, which contain the terms and provisions of the Depositary Shares, and our Second Amended Articles of Incorporation, as amended, and the amendment thereto creating the Series G Preferred Stock.

General

Each Depositary Share represents a 1/250th interest in one share of Series G Preferred Stock.  The Depositary Shares are evidenced by depositary receipts.  The shares of Series G Preferred Stock underlying the Depositary Shares have been deposited with Wilmington Trust Company, as depositary, under a deposit agreement to be entered into on or before the closing date (the “Deposit Agreement”), among us, the depositary, the registrar appointed thereunder and all holders from time to time of depositary receipts issued by the depositary thereunder.

American Stock Transfer and Trust Company acts as transfer agent and registrar with respect to the Depositary Shares.  Wilmington Trust Company acts as paying agent with respect to the Depositary Shares.

The depositary’s office at which the depositary receipts will be administered is located at 1100 N. Market Street, Wilmington, DE 19801.

Purchasers may hold Depositary Shares either directly or indirectly through their broker or other financial institution.  If a purchaser holds Depositary Shares directly, by having depositary receipts registered in its name on the books of the depositary, the purchaser is a holder of Depositary Shares.  If a purchaser holds the Depositary Shares through a broker or financial institution nominee, the purchasers must rely on the procedures of such broker or financial institution to assert the rights of a holder described in this section.

Dividends and Other Distributions

The depositary distributes all cash dividends or other cash distributions received in respect of the Series G Preferred Stock to the record holders of Depositary Shares in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date.  In the event of a distribution other than in cash, the depositary distributes property received by it to the record holders of Depositary Shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Record dates for the payment of dividends and other matters relating to the Depositary Shares are the same as the corresponding record dates for the Series G Preferred Stock.

The amounts distributed to holders of Depositary Shares are reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Conversion of Depositary Shares

Optional Conversion.  The Series G Preferred Stock may be converted, in whole or in part, into Fifth Third common stock at the option of the holders of the Series G Preferred Stock.  The Depositary Shares may, at the option of holders thereof, be converted into Fifth Third common stock upon the same terms and conditions as the Series G Preferred Stock, except that Depositary Shares may be converted only in integral multiples of 250.

To effect such an optional conversion, if a holder’s interest is a beneficial interest in a global depositary receipt evidencing Depositary Shares, the holder must comply with the depositary’s and DTC’s procedures for converting a beneficial interest in a global security.  If a holder’s interest is in certificated form, a holder of Depositary Shares must deliver depositary receipts evidencing the Depositary Shares to be converted, together with a written notice of conversion and a proper assignment of the depositary receipts to Fifth Third, to any transfer agent for the Depositary Shares, or in blank, and, if applicable, payment of an amount equal to the dividend payable on such Depositary Shares, to the depositary or its agent.  Each optional conversion of Depositary Shares will be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied, and the conversion will be at the conversion rate in effect at such time and on such date.

Conversion at the Option of Fifth Third.  On or after June 30, 2013, we may, at our option, at any time or from time to time cause some or all of the Series G Preferred Stock to be converted into common stock of Fifth Third at the then applicable conversion rate.  We may exercise this conversion right if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day preceding the date we give notice of conversion at our option, the closing price of Fifth Third common stock exceeds 130% of the then applicable conversion price of the Series G Preferred Stock.

If we elect to exercise this option, the Depositary Shares will be converted into common stock of Fifth Third upon the same terms and conditions as the Series G Preferred Stock, except that the number of shares of Fifth Third common stock received upon conversion of each Depositary Share will be equal to the number of shares of Fifth Third common stock received upon conversion of each share of Series G Preferred Stock divided by 250.  In the event that the conversion of Depositary Shares into common stock would result in the issuance of fractional shares, we will pay the holder of such Depositary Shares cash in lieu of such fractional shares.

On any applicable conversion date, if a holder’s interest is a beneficial interest in a global depositary receipt evidencing Depositary Shares, the holder must comply with the depositary’s and DTC’s procedures for converting a beneficial interest in a global security.  If a holder’s interest is in certificated form, the record holders of Depositary Shares representing fractional interests the Series G Preferred Stock must deliver depositary receipts evidencing the Depositary Shares to be converted, together with a written notice of conversion and a proper assignment of the depositary receipts to Fifth Third, to any transfer agent for the Depositary Shares, or in blank to the depositary or its agent.  Each such conversion of Depositary Shares will be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied, and the conversion will be at the conversion rate in effect at such time and on such date.

Withdrawal of Series G Preferred Stock

Any holder of Depositary Shares may receive the number of whole shares of Series G Preferred Stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the Deposit Agreement and complying with any other requirement of the Deposit Agreement.  Holders of Depositary Shares making these withdrawals will be entitled to receive whole shares of Series G Preferred Stock, but holders of whole shares of Series G Preferred Stock will not be entitled to deposit that Series G Preferred Stock under the Deposit Agreement or to receive depositary receipts for that Series G Preferred Stock after withdrawal.  If the Depositary Shares surrendered by the holder in connection with withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Series G Preferred Stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of Depositary Shares.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the Depositary Shares and any provision of the Deposit Agreement at any time and from time to time by agreement with the depositary.  However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of Depositary Shares will not be effective unless the holders of at least a majority of the affected Depositary Shares then outstanding approve the amendment.  We will make no amendment that impairs the right of any holder of Depositary Shares, as described above under “—Withdrawal of Series G Preferred Stock,” to receive shares of Series G Preferred Stock and any money or other property represented by those Depositary Shares, except in order to comply with mandatory provisions of applicable law.  Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended Deposit Agreement.

The Deposit Agreement will automatically terminate if:

•	all outstanding Depositary Shares have been converted; or

•	a final distribution in respect of the Series G Preferred Stock has been made to the holders of Depositary Shares in connection with any liquidation, dissolution or winding up of Fifth Third.

We may terminate the Deposit Agreement at any time, and the depositary will give notice of that termination to the record holders of all outstanding Depositary Shares not less than 30 days before the termination date.  In that event, the depositary will deliver or make available for delivery to holders of Depositary Shares, upon surrender of the depositary receipts evidencing the Depositary Shares, the number of whole or fractional shares of Series G Preferred Stock as are represented by those Depositary Shares.

Charges of Depositary

We paid or will pay the charges of the depositary in connection with the initial deposit of the Series G Preferred Stock, the initial issuance of the Depositary Shares and any conversion of the Series G Preferred Stock.  Holders of Depositary Shares will pay all other transfer and other taxes and governmental charges and, in addition, such other charges as are expressly provided in the Deposit Agreement to be for their accounts.  All other charges and expenses of the depositary and of any registrar incident to the performance of their respective obligations arising from the depositary arrangements will be paid by us only after prior consultation and agreement between the depositary and us and consent by us to the incurrence of such expenses, which consent will not be unreasonably withheld.

Miscellaneous

The depositary forwards to the holders of the Depositary Shares all reports and communications from us that we would be required to furnish to the holders of the Series G Preferred Stock.  Neither the depositary nor we will be liable if it or we are prevented or delayed by law or any circumstances beyond its or our control in performing our respective obligations under the Deposit Agreement.  Our obligations and the obligations of the depositary under the Deposit Agreement are limited to performance in good faith of our respective duties thereunder, and neither we nor the depositary will be obligated to prosecute or defend any legal proceedings in respect of any Depositary Shares or the Series G Preferred Stock unless a satisfactory indemnity is furnished.  We and the depositary may rely upon written advice of counsel or independent accountants, or information provided by persons presenting Series G Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of Deposit Agreement

The depositary may resign at any time by delivering to us notice of its resignation and we may at any time remove the depositary, with any such resignation or removal taking effect upon the appointment of a successor depositary and its acceptance of such appointment.  Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal.  Upon termination of the Deposit Agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement, except that the depositary will continue to collect dividends and other distributions pertaining to Series G Preferred Stock and will continue to deliver Series G Preferred Stock certificates together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges, or other property in exchange for depositary receipts surrendered.  At any time after the expiration of three years from the date of termination, the depositary may sell the Series G Preferred Stock and hold the proceeds of such sale, without interest, for the benefit of the holders of depositary receipts who have not then surrendered their depositary receipts.  After making such sale, the depositary will be discharged from all obligations under the Deposit Agreement, except to account for such proceeds.

Voting of the Series G Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Series G Preferred Stock are entitled to vote, the depositary mails the information contained in the notice to the record holders of the Depositary Shares relating to the Series G Preferred Stock.  Each record holder of the Depositary Shares on the record date, which is the same date as the record date for the Series G Preferred Stock, may instruct the depositary to vote the amount of the Series G Preferred Stock represented by the holder’s Depositary Shares.  To the extent possible, the depositary will try to vote the amount of the Series G Preferred Stock represented by Depositary Shares in accordance with the instructions it receives.  We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed.  If the depositary does not receive specific instructions from the holders of any Depositary Shares representing the Series G Preferred Stock, it will not vote the amount of Series G Preferred Stock, represented by such Depositary Shares.

DESCRIPTION OF OUR COMMON STOCK

Our common stock is traded on the NASDAQ Global Select Market under the symbol “FITB.”

Voting Rights

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.  Holders of common stock have no preemptive rights and the common stock has no redemption, sinking fund, or conversion privileges.

Under Ohio law and our Articles of Incorporation and Code of Resolutions, Fifth Third’s directors are elected by plurality vote.  Fifth Third has, however, adopted provisions of its Corporate Governance Guidelines stating that, as long as cumulative voting is not in effect, in an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote.  The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the shareholders’ meeting at which the election occurred.  In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee will consider factors deemed relevant by the Committee members including, without limitation, the director’s length of service, the director’s particular qualifications and contributions to Fifth Third, the reasons underlying the majority withheld vote (if known) and whether these reasons can be cured, and compliance with stock exchange listing standards and the Corporate Governance Guidelines.  The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred.  In considering the Nominating and Corporate Governance Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant.

Upon demand, each shareholder has the right to vote cumulatively in the election of directors of the corporation if:

•
written notice is given by any shareholder of the corporation to the president, a vice president or the secretary of the corporation, not less than 48 hours before the time fixed for holding the meeting at which directors are to be elected, indicating that the shareholder desires that voting for the election of directors be cumulative; and

•	announcement of the giving of this notice is made upon the convening of the meeting by the chairman or the secretary or by or on behalf of the shareholder giving the notice.

Where these conditions are met, each shareholder will be entitled to cumulate the voting power that he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute these votes among two or more candidates.  The availability of cumulative voting rights enhances the ability of minority shareholders to obtain representation on the Board of Directors.

Dividend

Holders of common stock are entitled to dividends as and when declared by the Board of Directors out of funds legally available for the payment of dividends.  In the fourth quarter of 2008, the Company cut its dividend to $0.01. Most of the revenues of Fifth Third available for payment of dividends derive from amounts paid to it by its subsidiaries.  Compliance with the standards set forth in Federal Reserve’s guidelines and rules and regulations under EESA and the Capital Purchase Program could limit the amount of dividends that we and our affiliates may pay in the future.  See “Regulatory Considerations,” See also “Summary—Recent Developments.”

Rights upon Liquidation

In the event of our liquidation, dissolution or winding up, the holders of common stock would be entitled to receive our net assets remaining after paying all liabilities and after paying all preferred shareholders (including holders of Depositary Shares) the full preferential amount to which those security holders are entitled.

Change of Control

Articles of Incorporation and Code of Regulations.  The Articles of Incorporation and Code of Regulations contain various provisions which could discourage or delay attempts to gain control of us, including, among others, provisions that:

•	authorize the Board of Directors to fix its size between 10 and 30 directors

•	provide that directors may be removed only for cause and only by a vote of the holders of a majority of the shares entitled to vote thereon, and

•	authorize directors to fill vacancies on the board that occur between annual shareholder meetings, except for vacancies caused by a director’s removal by a shareholder vote.

In addition, the ability of the Board of Directors to issue authorized but unissued common stock or preferred stock could have an anti-takeover effect.

Federal Bank Regulatory Limitations.  The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless:

•	the Federal Reserve has been given 60 days’ prior written notice of the proposed acquisition and

•
within that time period, the Federal Reserve does not issue a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition otherwise requires Federal Reserve approval.  An acquisition may be made before expiration of the disapproval period if the Federal Reserve issues written notice that it intends not to disapprove the action.  The acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as Fifth Third, generally would constitute the acquisition of control.

In addition, any “company” would be required to obtain Federal Reserve approval before acquiring 25% or more of our outstanding shares of common stock.  If the acquiror is a bank holding company, this approval is required before acquiring 5% of the outstanding shares of common stock.  A company’s obtaining “control” of Fifth Third would also require Federal Reserve prior approval.  “Control” generally means:

•	the ownership or control of 25% or more of a class of voting securities,

•	the ability to elect a majority of the directors, or

•	the ability otherwise to exercise a controlling influence over management and policies.

Ohio Law.  Ohio law contains provisions that also could make more difficult a change of control of us or discourage a tender offer or other plan to restructure us.  The following discussion of some of these provisions is qualified in its entirety by reference to those particular statutory and regulatory provisions.

Control Share Acquisition Act.  The Ohio Control Share Acquisition Act provides that any “control share acquisition” of an Ohio issuing public corporation may be made only with the prior authorization of the shareholders of the corporation in accordance with the provisions of the Control Share Acquisition Act, unless the corporation’s articles of incorporation or code of regulations provide that the Control Share Acquisition Act does not apply to control share acquisitions of its shares.  Our articles of incorporation and code of regulations do not so provide, and accordingly we are subject to the Control Share Acquisition Act.  Subject to certain exceptions, a “control share acquisition” means the acquisition, directly or indirectly, by any person of shares of the corporation that, when added to all other shares in respect of which the person exercises voting power, would entitle that person, directly or indirectly, to exercise voting power in the election of directors within the following ranges:

•	20% or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more.

The Control Share Acquisition Act also requires that the acquiring person deliver an acquiring person statement to the corporation.  The corporation must call a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of the acquiring person statement, unless the acquiring person agrees to a later date.

The Control Share Acquisition Act further specifies that the shareholders must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present.  In order to comply with the Control Share Acquisition Act, the acquiring person may only acquire shares upon the affirmative vote of:

•	a majority of the voting power of the common stock entitled to vote in the election of directors that is represented in person or by proxy at the separate special meeting; and

•
a majority of the voting power of the common stock that is represented in person or by proxy at the special meeting excluding those shares of the common stock deemed to be “interested shares” for purposes of the Control Share Acquisition Act.

“Interested shares” are shares the voting power of which in the election of directors is controlled by:

•	an acquiring person;

•	any officer of the corporation;

•	any employee who is also a director of the corporation; or

•
any person who transfers such shares for value after the record date for the special meeting, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

“Interested shares” also includes shares of common stock that are acquired by any person during the period beginning on the date of the first public disclosure of a proposed control share acquisition or any proposed merger, consolidation or other transaction that would result in a change of control of the corporation or all or substantially all of its assets and ending on the record date for the special meeting if either:

•	the aggregate consideration paid by the person (and any other person acting in concert with the person) for shares of the corporation’s common stock exceeds $250,000; or

•
the number of shares acquired by the person (and any other person acting in concert with the person), exceeds one-half of one percent of the outstanding shares of the corporation’s common stock entitled to vote in the election of directors.

In order to comply with the Control Share Acquisition Act, the proposed control share acquisition must be completed no later than 360 days following shareholder authorization.

Merger Moratorium Statute.  Ohio corporation law prohibits an issuing public corporation, such as Fifth Third, from engaging in certain transactions with an interested shareholder for a period of three years following the date on which the person became an interested shareholder unless, prior to such date, the directors of the corporation approve either the transaction or the acquisition of shares pursuant to which such person became an interested shareholder.  An interested shareholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the corporation in the election of directors.

The transactions covered include:

•
any merger, consolidation, combination, or majority share acquisition between or involving the corporation or a subsidiary and an interested shareholder or an affiliate or associate of an interested shareholder;

•
certain transfers of property, dividends, and issuance or transfers of shares, from or by the corporation or a subsidiary to, with, or for the benefit of an interested shareholder or an affiliate or associate of an interested shareholder unless the transaction is in the ordinary course of the corporation’s business and on terms no more favorable to the interested shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions; and

•	certain transactions which:

•	increase the proportionate share ownership of an interested shareholder;
•	result in the adoption of a plan, proposed by or on behalf of the interested shareholder, providing for the dissolution, winding up of the affairs, or liquidation of the corporation; or
•	pledge or extend the credit or financial resources of the corporation to or for the benefit of the interested shareholder.

After the initial three-year moratorium has expired, the corporation may engage in a covered transaction if:

•	the acquisition of shares pursuant to which the relevant person became an interested shareholder received the prior approval of the Board of Directors;

•
the transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the corporation in the election of directors and by the holders of shares representing at least a majority of voting shares that are not beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder; or

•	the transaction meets certain statutory tests designed to ensure that it is economically fair to all shareholders.

Tender Offer Procedures.  Ohio corporation law also provides that an offeror may not make a tender offer that would result in the offeror beneficially owning more than 10% of any class of the corporation’s equity securities without first filing certain information with the Ohio Division of Securities and providing such information to the corporation and shareholders within Ohio.  The Ohio Division of Securities may suspend the continuation of the tender offer if it determines that the offeror’s filed information does not provide full disclosure to the offerees of all material information concerning the tender offer.  The statute also provides that an offeror may not acquire any equity security of the corporation within two years of the offeror’s previous acquisition of any equity security of the corporation pursuant to a tender offer unless the Ohio shareholders may sell such security to the offeror on substantially the same terms as the previous tender offer.  The statute does not apply to a transaction if either the offeror or the target corporation is a savings and loan or bank holding company and the proposed transaction requires federal regulatory approval.  Consequently, this Ohio statute will only apply if the proposed transaction does not trigger prior approval requirements discussed above under “Federal Bank Regulatory Limitations.”

Dissenter’s Rights.  Under Ohio law, shareholders have the right to dissent from certain corporate actions and receive the fair cash value for their shares if they follow certain procedures.  Shareholders entitled to relief as dissenting shareholders under Ohio law include shareholders:

•	dissenting from certain amendments to the corporation’s articles of incorporation;

•	of a corporation where all or substantially all of the assets of the corporation are being leased, sold, exchanged, transferred or otherwise disposed of outside of the ordinary course of its business;

•	of a corporation that is being merged or consolidated into a surviving or new entity;

•	of a surviving corporation in a merger who are entitled to vote on the adoption of an agreement of merger (but only as to the shares so entitling them to vote);

•	other than the parent corporation, of an Ohio subsidiary corporation that is being merged into its parent corporation;

•	of an acquiring corporation in a combination or a majority share acquisition who are entitled to vote on such transaction (but only as to the shares so entitling them to vote);

•	of an Ohio subsidiary corporation into which one or more domestic or foreign corporations are being merged;

•	of a domestic corporation that is being converted.

The existence of the above provisions could potentially result in Fifth Third being less attractive to a potential acquiror, or result in our shareholders receiving less for their common stock than otherwise might be available if there is a takeover attempt.

Other Constituencies.  Ohio law provides that a director, in determining what he reasonably believes to be in the best interest of the corporation, shall consider the interests of the corporation’s shareholders and, in his discretion, may consider any of the following: (1) the interests of the corporation’s employees, suppliers, creditors and customers; (2) the economy of the state and nation; (3) community and societal considerations; and (4) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Share Repurchase Program

Our board of directors has authorized a share repurchase program described in our annual reports on Form 10-K and filed with the SEC (See “Where You Can Find More Information”). The program does not have an expiration date. We did not repurchase any common shares during the first three months of 2009. At March 31, 2009, a remaining balance of approximately 19.2 million shares is eligible for repurchase under this authorization. However, in accordance with the provisions of the TARP CPP, we are not permitted to repurchase additional common shares without the approval of the U.S. Treasury prior to December 31, 201, unless we have redeemed the Series F Preferred Stock issued to the U.S. Treasury or the U.S. Treasury has transferred the Series F Preferred Stock to a third party.

INTERESTS OF DIRECTORS AND OFFICERS

We are not aware of any of our directors, executive officers, principal shareholders or affiliates that own Depositary Shares or will be tendering Depositary Shares pursuant to the Exchange Offer.  Neither we nor any of our subsidiaries nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, have engaged in any transaction in the Depositary Shares during the 60 business days prior to the date of this Offer to Exchange.

REGULATORY CONSIDERATIONS

The Federal Reserve regulates, supervises and examines Fifth Third as a financial holding company and a bank holding company under the Bank Holding Company Act. Fifth Third’s bank subsidiaries are also regulated by various other federal and state banking regulators. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies, banks and their subsidiaries and specific information relevant to Fifth Third, please refer to Fifth Third’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and any subsequent reports we file with the SEC, which are incorporated by reference in this Offer to Exchange. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, Fifth Third’s earnings are affected by actions of the Federal Reserve, the Federal Deposit Insurance Corporation, which insures the deposits of its banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

Fifth Third’s earnings are also affected by general economic conditions, its management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect Fifth Third’s business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on Fifth Third’s business. For example, with respect to our mortgage business, recent legislative and regulatory initiatives by federal, state or local legislative bodies or administrative agencies, if enacted or adopted, could delay foreclosure, provide new defenses to foreclosure or otherwise impair our ability to foreclose on a defaulted mortgage loan, adversely affect our rights if a borrower declares bankruptcy, or otherwise adversely affect our rights with respect to borrowers who are in default or who qualify for such initiatives.

Depository institutions, like Fifth Third’s bank subsidiaries, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. Fifth Third also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Fifth Third’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

We also are required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following general discussion sets forth the anticipated material United States federal income tax consequences of the exchange offer to holders of Depositary Shares who exchange such Depositary Shares for shares of our common stock and cash in the exchange offer.  This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax.  This discussion is based upon the Internal Revenue Code of 1986, as amended, or the “Code”, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document.  These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those shareholders that hold their Depositary Shares as a capital asset within the meaning of Section 1221 of the Code.  Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a 401(k) or other tax-free qualified plan;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Depositary Shares subject to the alternative minimum tax provisions of the Code;

•	a holder of Depositary Shares that received such shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the U.S. dollar;

•	a person who owns or is deemed to own 5% or more of the total voting power or the total value of our stock;

•	a holder of Depositary Shares that holds such shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

Determining the actual tax consequences of the exchange offer to you may be complex.  They will depend on your specific situation and on factors that are not within our control.  You should consult with your own tax advisor as to the tax consequences of the exchange offer in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Depositary Shares that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Depositary Shares that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. holder.  The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for United States federal income tax purposes, that holds Depositary Shares generally will depend on the status of the partner and the activities of the partnership.  Partners in a partnership holding Depositary Shares should consult their own tax advisors.

Tax Consequences to Participating U.S. Holders

Participation in the Exchange Offer

The parties intend for the exchange of Depositary Shares for common stock and cash pursuant to the exchange offer to qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code.  We have not, however, sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the exchange offer, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Assuming that the exchange of Depositary Shares for common stock and cash pursuant to the exchange offer qualifies as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, upon exchanging your Depositary Shares for common stock and cash in the exchange offer, you generally will realize gain or loss measured by the difference, if any, between (i) the sum of the fair market value of the common stock you receive in the exchange offer and the amount of the cash you receive and (ii) your adjusted basis in the Depository Shares you surrender pursuant to the exchange offer.  Any gain you realize will be recognized for tax purposes to the extent of the amount of cash you receive.  Any gain realized in excess of the amount of cash you receive and any loss you realize will not be recognized for tax purposes.

Any gain recognized will generally be long-term capital gain if your holding period with respect to the Depositary Shares surrendered is more than one year at the closing date of the exchange offer and short-term capital gain if your holding period is one year or less.  If, however, the cash received has the effect of a dividend distribution under the tests set forth in Section 302 of the Code, the gain recognized will be treated as a dividend rather than capital gain to the extent of your ratable share of our accumulated earnings and profits as calculated for United States federal income tax purposes.

Your tax basis in the shares of common stock that you receive in the exchange offer, including any fractional share interests deemed received and sold as described below, will equal your tax basis in the Depositary Shares you surrender, increased by the amount of taxable gain, if any, that you recognize (including any portion of the gain that is treated as a dividend described above but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below) and decreased by the amount of cash you receive (other than cash received in lieu of a fractional share of common stock) pursuant to the exchange offer.

Your tax holding period for the shares of common stock that you receive in the exchange offer (including a fractional shares interest deemed received and sold as described below) will include your holding period for the Depositary Shares that you surrender in the exchange offer.

Gain, loss, tax basis, and holding period must be calculated separately for each block of Depositary Shares (i.e. Depositary Shares acquired at the same time in a single transaction) surrendered in the exchange offer.  If you surrender more than one block of Depositary Shares and you realize a loss on one or more block(s) and realize a gain on one or more block(s), the loss(es) may not be used to offset the gain(s).

In computing the above referenced gain to be recognized on the exchange of Depositary Shares for common stock and cash pursuant to the exchange offer, as well as computing the aggregate tax basis of common stock received in the exchange offer, the amount of cash to be considered received in the exchange offer does not include cash received in lieu of fractional shares.  In addition, the amount of common stock received in the exchange offer includes any fractional share of common stock you are deemed to receive prior to the exchange of such share for cash.  See “—Cash Instead of a Fractional Share” below.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of common stock, you will be treated as having received the fractional share of common stock pursuant to the exchange offer and then as having sold that fractional share of common stock for cash.  As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of common stock as set forth above.  This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the exchange offer, the holding period for the fractional share (including the holding period of Depositary Shares surrendered therefor) is greater than one year and short-term capital gain or loss if the holding period is one year or less.  The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

If you are a non-corporate U.S. holder of Depositary Shares you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive.  You generally will not be subject to backup withholding, however, if you:

•
furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on IRS Form W-9 or successor form and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

Tax Consequences to Participating Non-U.S. Holders

The following discussion applies to you if you are a non-U.S. holder of Depositary Shares that participates in the exchange offer. Special rules may apply to you and the tax consequences of participating in the exchange offer may be materially different than those described below if you own, or have owned during the previous five years, more than five percent of the Depositary Shares, or our common stock or are otherwise subject to special treatment under the Code. If you are or may be subject to these special rules, you are strongly encouraged to consult your own tax advisor to determine the particular U.S. federal, state and local and other tax consequences applicable to you of participating in the exchange offer.

Participation in the Exchange Offer

As a non-U.S. holder you generally will not be subject to U.S. federal income tax on the exchange of Depositary Shares for common stock and cash pursuant to the exchange offer or the deemed sale of a fractional share of common stock for cash unless:

•
the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable tax treaty);

•
you are an individual who holds the Depositary Shares or the common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the closing date of the exchange offer and other conditions are met; or

•
we have been a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the five-year period ending on the closing date of the exchange offer.  However, we do not believe that we are currently, and do not anticipate becoming, a USRPHC.

Non-U.S. holders that are described in the first bullet point generally will be subject to U.S. income tax on a net income basis in the same manner as a U.S. holder, as described above under “—Tax Consequences to Participating U.S. Holders.”  Non-U.S. holders that are described in the second bullet point generally will be subject to tax at a rate of 30% on such gain, which may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding

In general, you will not be subject to backup withholding with respect to the exchange of Depositary Shares for common stock and cash, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person.  However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.  Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the Depositary Shares for common stock and the acquisition, holding and, to the extent relevant, disposition of common stock by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan described in Section 4975 of the Code, including an individual retirement account (“IRA”) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”) and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”).

General Fiduciary Matters.  ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties.  In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and plans maintained outside of the U.S. primarily for the benefit of non-U.S. persons (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

In considering an exchange of a Depositary Share for common stock and the acquisition, holding and, to the extent relevant, disposition of common stock with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues.  Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available.  A party in interest or disqualified person who engages in a non-exempt prohibited transaction will be subject to excise taxes and other penalties and liabilities under ERISA and the Code.  In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

The acquisition and/or holding of Depositary Shares or common stock by an ERISA Plan with respect to which Fifth Third, the Information Agent or Exchange Agent is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.  In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Depositary Shares or common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers.  In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, called the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA

Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation.  By exchanging Depositary Shares and accepting common stock, each purchaser and holder will be deemed to have represented and warranted that either (i) it is not a Plan and no portion of the assets used to acquire or hold the common stock constitutes assets of any Plan or (ii) the exchange of Depositary Shares and the acquisition and holding of common stock will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the common stock.  The sale of any Depositary Shares or common stock by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy these reports and other information at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents by mail from the SEC reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this Offer to Exchange, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;
•	our Current Reports on Form 8-K filed on January 21, 2009, March 30, 2009 and May 7, 2009;
•	our Proxy Statement on Schedule 14A dated March 10, 2009
•
Our registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act of 1934 that contains descriptions of Fifth Third’s common stock and other rights, including all amendments or reports filed for the purpose of updating such description.

The information incorporated by reference is an important part of this Offer to Exchange.

You may read and copy any document we file with the SEC at the SEC public reference room located at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may obtain a copy of any or all of the documents summarized in this Offer to Exchange or incorporated by reference in this Offer to Exchange, without charge, by request directed to us at the following address and telephone number:

Paul L. Reynolds
Executive Vice President, General Counsel and Secretary
Fifth Third Bancorp
Fifth Third Center
38 Fountain Square Plaza
MD10AT76
Cincinnati, OH 45263
(513) 534-4300

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a statement on Schedule TO, which contains additional information with respect to the exchange offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above.  We will amend the Schedule TO to disclose additional material information about us and the exchange offer that occurs following the date of this Offer to Exchange.

FORWARD-LOOKING STATEMENTS

This Offer to Exchange, any accompanying supplement, and the information incorporated by reference in this Offer to Exchange contain or incorporate statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this Offer to Exchange or the documents incorporated by reference, including the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties in combining the operations of acquired entities; (21) lower than expected gains related to any potential sale of businesses;  (22) failure to consummate the sale of a majority interest in Fifth Third’s merchant acquiring and financial institutions processing businesses (the “Processing Business”) or difficulties in separating the Processing Business from Fifth Third; (23) loss of income from any potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (24) ability to secure confidential information through the use of computer systems and telecommunications networks; and (25) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information.”

CERTAIN SECURITIES LAWS CONSIDERATIONS

The issuance of common stock upon exchange of the Depositary Shares is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act.  Section 3(a)(9) provides an exemption from registration for any security exchanged  by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act.  Since all outstanding Depositary Shares were registered under the Securities Act, we expect that all of our common stock issued in the offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates.  You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

The Exchange Agent for the Exchange Offer is:

Wilmington Trust FSB

BY MAIL:	BY OVERNIGHT COURIER:
Wilmington Trust FSB c/o Fifth Third Exchange Offer 1100 North Market Street Wilmington, DE 19890-1626	Wilmington Trust FSB c/o Fifth Third Exchange Offer 1100 North Market Street Wilmington, DE 19890-1626 302-636-6181

The Information Agent for the Exchange Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and brokers call collect: (212) 269-5550
All other call toll free: (800) 207-3158

Additional copies of this Offer to Exchange, the letter of transmittal or other tender offer materials may be obtained from the Information Agent or the Exchange Agent and will be furnished at our expense. Questions and requests for assistance or additional copies hereof or the letter of transmittal should be directed to the Information Agent.